Exhibit 99.1

SHARE SALE AND PURCHASE AGREEMENT

relating to the sale and purchase of the shares in UAB “NanoAvionics”

by and between

Vytenis Buzas

Linas Sargautis

AST & Science, LLC

InMotion Holdings, LLC

(the “Sellers”)

and

Kongsberg Defence & Aerospace AS

(the “Buyer”)

Dated 2 July 2022

TABLE OF CONTENTS

1.	DEFINITIONS AND INTERPRETATION		2
	1.1.	Definitions	2
	1.2.	General Interpretation Provisions	9
2.	SUBJECT MATTER OF THE AGREEMENT		9
	2.1.	Sale Shares	9
	2.2.	Purchase Price	10
	2.3.	Preliminary Purchase Price	11
	2.4.	Post-Closing Purchase Price Adjustment	11
3.	CONDITIONS PRECEDENT TO CLOSING		13
	3.1.	Conditions Precedent to the Buyer’s Obligation to Close	13
	3.2.	Conditions Precedent to the Sellers’ Obligation to Close	13
	3.3.	General Obligations Related to Conditions Precedent	14
4.	PRE-CLOSING UNDERTAKINGS		15
	4.2.	Due Diligence	16
5.	CLOSING		16
	5.1.	Date and Place	16
	5.2.	Closing Actions	17
6.	POST-CLOSING OBLIGATIONS		20
	6.1.	Post-Closing Obligations	20
7.	WARRANTIES		21
	7.1.	Parties’ Warranties	21
	7.2.	Sellers’ Warranties	22
	7.3.	Buyer’s Warranties	23
8.	LIABILITY		23
	8.1.	General Provisions	23
	8.2.	Sellers’ Liability	24
	8.3.	General Provisions on Limitation of Sellers’ Liability	24
	8.4.	Time Limitations of Sellers’ Liability	25
	8.5.	Monetary Limitations of Seller’s Liability	26
	8.6.	Disclosure Limitations of Sellers’ Liability	27
	8.7.	Additional Limitations of Seller’s Liability	27
	8.8.	Third Party Claim	28
	8.9.	Buyer’s Liability and Limitation of the Buyer’s Liability	29
9.	VALIDITY AND TERMINATION		30
	9.1.	Validity of the Agreement	30
	9.2.	Termination of the Agreement	30
	9.3.	Effects of Termination of the Agreement	30
10.	CONFIDENTIALITY		31
11.	OTHER PROVISIONS		32
	11.1.	Governing Law	32
	11.2.	Dispute Resolution	33
	11.3.	Assignment	33
	11.4.	Amendments of the Agreement. Waivers	33
	11.5.	Entire Agreement	33
	11.6.	Partial Invalidity	33
	11.7.	Notices	34
	11.8.	General	35
	11.9.	Annexes	35

This Share Sale and Purchase Agreement (the “Agreement”) is made on 2 July 2022 between:

(1)	Vytenis Buzas, a citizen of the Republic of Lithuania, personal code [***], residing at [***], the Republic of Lithuania and his spouse Giedrė Mieliauskaitė-Buzė, personal code [***] (the “Seller 1”);

(2)	Linas Sargautis, a citizen of the Republic of Lithuania, personal code [***], residing at [***], the Republic of Lithuania (the “Seller 2”);

(3)	AST & Science, LLC, a Delaware limited liability company, having its registered office at Midland Intl. Air & Space Port, 2901 Enterprise Lane, Midland, TX 79706, the United States of America (the “Seller 3”), represented by the Manager Abel Antonio Avellan acting in accordance with the Operating Agreement;

(4)	InMotion Holdings, LLC, a Delaware limited liability company, having its registered office at [***], the United States of America (the “Seller 4”), represented by Abel Antonio Avellan acting in accordance with the Operating Agreement;

The Seller 1, the Seller 2, the Seller 3 and the Seller 4 collectively are referred to as the “Sellers” and each individually as a “Seller”.

and

(5)	Kongsberg Defence & Aerospace AS, a private limited liability company incorporated under the laws of Norway, having its registered office at Kirkegårdsveien 45, 3616 Kongsberg, Norway (the “Buyer”), represented by the Chairman of the Board Geir Håøy acting in accordance with Articles of Association.

The Sellers and the Buyer collectively are referred to as the “Parties” and each individually as a “Party”.

WHEREAS:

(A)	On the Signing Date the share (authorised) capital of UAB “NanoAvionics”, a private limited liability company organised and existing under the laws of the Republic of Lithuania, code 303353414, having its registered office at Mokslininku g. 2A, Vilnius, the Republic of Lithuania (the “Company”), is divided into 17,963 (seventeen thousand nine hundred and sixty-three) ordinary registered Shares with the nominal value of EUR 0.29 (twenty-nine EUR cents) each;

(B)	The Sellers own 100 % of the Shares in the Company on the Signing Date in the following proportions: i) the Seller 1 and the Seller 2 each owns 4,401 (four thousand four hundred and one) Shares in the Company and both collectively own 8,802 (eight thousand eight hundred and two) Shares in the Company that collectively comprise 49% of the share capital of the Company; ii) the Seller 3 owns 9,160 (nine thousand one hundred and sixty) Shares in the Company and the Seller 4 owns 1 (one) Share in the Company and both collectively own 9,161 (nine thousand one hundred and sixty one) shares that collectively comprise 51% of the share capital of the Company;

(C)	According to the Former Shareholders’ Agreement, the Seller 4 shall have the right to exercise its InMotion Option and subscribe for and purchase up to 2,919 (two thousand nine hundred and nineteen) newly issued Shares immediately prior or at the moment of Closing, as well as the Company’s Management shall have the right to exercise its Management Options and subscribe for and purchase up to 1,572 (one thousand five hundred and seventy two) newly issued Shares immediately prior or at the moment of Closing;

(D)	After US Company has become a fully owned subsidiary of the Company and after the exercise of the InMotion Option and the Management Option the share capital of the Company will consist of up to 22,458 (twenty-two thousand four hundred and fifty-eight) Shares. The Buyer seeks to buy the Shares in the Company that shall comprise 76,8991% of the share capital of the Company, after i) US Company has become a fully owned subsidiary of the Company, and ii) share capital of the Company has been increased by issuing Management Option Shares and InMotion Option Shares, on the Closing Date. The Buyer intends to buy the Sale Shares from the Sellers and the Sellers agree to sell the Sale Shares in the Company that shall comprise 73,3992% of the share capital of the Company as indicated in Annex 1 and undertook to adopt a shareholders decision to issue Management Options Shares until Closing;

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IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1.	Definitions

The following terms (as defined below) will have the following meanings when used as capitalized in the Agreement.

“Accounts” mean audited financial statements of the Company for a financial year ended on the Accounts Date prepared in accordance with the applicable Laws and Accounting Principles.

“Accounting Principles” mean International Financial Reporting Standards as adopted and published by the International Accounting Standards Board, as applicable in respect of the Company on the date of preparation of the respective financial statements.

“Accounts Date” means 31 December 2021. “Adjustment Amount” is defined in Section 2.4.3. “Adjustment Notice” is defined in Section 2.4.1.

“Affiliate” or “Affiliates” mean with respect to the respective Party a person who (which) directly or indirectly, through one or more intermediaries, Controls the Party, or a person who either alone or with other persons is controlled by, or is under the common control with the Party (depending on the context). Where “Control” means (including the terms “Controlling”, “Controlled by” and “under common Control with”), in relation to any entity:

(i)	the power (whether directly or indirectly, and whether by the ownership of the authorised capital, the possession of voting power, contract or otherwise):

(a)	to nominate, appoint and/or remove all or majority of the members of the management board or other governing body of a person;
(b)	to nominate, appoint and/or remove the CEO of a person; or
(c)	to effectively control the policies and affairs of that entity in all, or substantially all, matters otherwise; or

(ii)	the control maintained through the ownership of more than 50% of voting shares or other parts in the voting capital of a respective entity or through other means defined in the Company Law of the Republic of Lithuania.

“Agreement” means this Share Sale and Purchase Agreement regarding the Sale Shares, including its Annexes and subsequent amendments, as may be concluded from time to time.

“Base Purchase Price” is a purchase price calculated based on the Preliminary Closing Accounts as specified in Section 2.3. For the avoidance of doubt, the Base Purchase Price shall be subject to the Post- Closing Purchase Price Adjustment in order to determine the Final Purchase Price.

“Buyer’s Bank Account” means the Buyer’s bank account no. 8101.33.70885 opened in Danske Bank (Norway), BIC/SWIFT DABANO22, IBAN NO80 8101 3370 885.

“Business” means manufacturing and distribution of nano and micro satellite-based hardware products, including nanosatellite and microsatellite bus platforms, and nano and micro satellite subsystems.

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“Business Day” means any day from Monday to Friday (except public holidays and additional free days substituting public holidays) on which commercial banks are generally open for banking operations in the Republic of Lithuania and the Kingdom of Norway.

“Buyer” is defined in the introductory part of this Agreement.

“Buyer’s Warranties” or “Warranties of the Buyer” mean warranties given by the Buyer pursuant to Section 7.1.1 and Section 7.3 and the “Buyer’s Warranty” means any one of them.

“Cash” is defined in Section 2.2.2.

“CEO” means chief executive officer of a legal entity.

“CFIUS” means Committee on Foreign Investment in the United States and each constituent U.S. Government agency acting in its capacity as a member of that governmental entity.

“Claim” means any claim, demand, cause of action of any kind, order, made by any Party against the other Party in respect of any breach of this Agreement.

“Claim Notice” means a notice of a Claim stating in reasonable detail the matter which gives rise to the Claim, the nature of the Claim and, to the extent possible, the then best estimate of the amount claimed, as defined in Section 8.1.1.

“Closing” means the consummation and completion of the sale and the purchase of the Sale Shares in accordance with Section 5 (Closing).

“Closing Actions” mean actions indicated in Section 5.2.

“Closing Certificate” means the document concluded by the Parties at the Closing confirming the occurrence of the Closing.

“Closing Date” means the date on which the Closing commences as set forth in Section 5.1. “Company” is defined in the introductory part of the Agreement.

“Company’s Management” means members of the Company’s management who will be granted an option right to acquire Management Option Shares on the terms and conditions provided in the Former Shareholders’ Agreement.

“Conditions Precedent” means the conditions and requirements described in Section 3.1 and Section 3.2.

“Data Room Documents” mean the documents, all written data and information (including copies of the documents, Q&A table) concerning the Company of legal, commercial, financial, technical, accounting and other nature, which were made available and disclosed by the Seller (or its professional consultants) and/or the Company to the Buyer (or its professional consultants) in the course of the Due Diligence through the virtual data room, as set forth in Section 4.2, and are recorded in DVD(s) attached as Annex 2 to the Agreement (DVD(s) shall be protected from any possible editing).

“Debt” is defined in Section 2.2.2. “Disclosed Information” means:

(i)	any matter which is contained in the Data Room Documents uploaded until 15:00 pm (Lithuanian time), 1 July 2022;

(ii)	any matter which is contained or referred to in this Agreement, its annexes, the Closing Certificate, documents and information indicated in this Agreement or provided to the Buyer pursuant to this Agreement;

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(iii)	all matters which would be revealed by making a search on the electronic data base of the Register of Legal Entities, the Real Estate Register, the Mortgage Register, the Register of Property Seizure Acts, and the Register of Contracts of Republic of Lithuania on the Closing Date;

(iv)	all matters contained or referred to in the disclosure letter attached as the Annex 18; and

(v)	all matters contained or referred to in the Disclosure Letter, provided as described in Section 3.3.6.

“Disclosure Letter” is defined in Section 3.3.6. “Dispute Notice” is defined in Section 2.4.4.

“Due Diligence” means due diligence investigation on the basis of the Disclosed Information, which was completed before the Signing Date and conducted in customary scope and detail by the Buyer with the assistance of its professional consultants, to the extent deemed necessary at the Buyer’s sole discretion to proceed with the acquisition of the Sale Shares.

“Encumbrance” means any, registered or unregistered, claim, pledge, mortgage, floating charge, servitude, arrest, option, any restriction on use, voting, transfer, receipt of income, or exercise of any other property or non-property rights, right of retention or other right of use, other third party right, rights of pre- emption or other security of any kind, including agreements or commitments which may create the same or other type of preferential arrangement having similar effect.

“Enterprise Value” or “EV” is defined in Section 2.2.2.

“EUR” means euro, official single currency of the member states of the European Union participating in the European Monetary Union (EMU) from time to time.

“Expert” means one of the audit companies jointly selected upon the agreement of the Sellers and the Buyer which belong to the global Big Four group of the audit companies (meaning Deloitte, Ernst&Young, PricewaterhouseCoopers and KPMG). If the Sellers and Buyer are not able to agree on the Expert, the Big Four audit company which provides the best price offer in compliance with such request of proposal shall be appointed as the Expert based on request for proposal, made by the Buyer.

“External Financial Facilities” means overdraft facilities and credit agreements (including indebtedness or financial lease) with AB SEB bankas as disclosed to the Buyer.

“Final Closing Accounts” means the unaudited balance sheet prepared on a consolidated basis for the Group Companies drawn up as at the Closing Date and prepared in accordance with the Accounting Principles as if they had been annual accounts and otherwise as specified in Section 2.4.1 for the purpose of calculating the Final Purchase Price. The Final Closing Accounts shall be prepared in a way enabling the Parties to determine the Cash, the Debt and the Net Working Capital calculated in accordance with the rules agreed herein, and which shall take into the account the effects on the balance sheet due to the exercise of InMotion Option and Management Option.

“Former Shareholders’ Agreement” means the Shareholders Agreement relating to the Company concluded on 9 February 2018 between the Sellers (as the shareholders of the Company) and the Company.

“Fundamental Warranties” mean warranties given by the Sellers in Section 7.1.1 and Section 1 of Annex 3 and the “Fundamental Warranty” means any one of them.

“Group Companies” or “Group Company” means collectively the Company, the UK Company and the US Company, and separately, as the case may be, any of these companies.

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“InMotion Option” means option right granted to the Seller 4 to subscribe for and purchase up to 2,919 (two thousand nine hundred and nineteen) newly issued Shares on the terms and conditions provided in the Former Shareholders’ Agreement.

“InMotion Option Shares” means the Shares to be acquired by the Seller 4 after the exercise of the InMotion Option.

“Intellectual Property” means copyrights, database rights, trademarks, software, domain names, know- how and other intellectual property rights, whether registered or not, owned or used by the Company and material to the activities of the Group Companies.

“Interim Accounts” means the unaudited financial statements of the Company for the period starting 1 January 2022 and ending 31 May 2022 prepared in accordance with the applicable Laws and Accounting Principles;

“Investment Screening Authority” means the Commission for Coordination of Protection of Objects of Importance to Ensuring National Security of the Republic of Lithuania (in Lithuanian: Nacionaliniam saugumui užtikrinti svarbių objektų apsaugos koordinavimo komisija).

“Investment Screening Approval” means the approval that the Buyer is in conformity to national security interests which is deemed to be adopted if (i) the Investment Screening Authority adopts a decision stating that the Buyer as the potential participant in the Company is in conformity to national security interests (ii) the Investment Screening Authority does not initiate assessment in respect of the Buyer as the potential participant in the Company and informs the Buyer within 10 days from the submission of the respective application and documents by the Buyer or (iii) the Investment Screening Authority does not adopt a decision within 30 days from the submission of the respective application and documents by the Buyer. “Key Employees” means Chief Executive Officer (CEO, excluding Franklin Brent Abbott), Chief Commercial Officer (CCO), Chief Technology Officer (CTO), Chief Marketing Officer (CMO) of any Group Company (if applicable).

“Laws” mean any provision of any law, regulation, international treaty, court judgement or arbitral award or any other legal act applicable to this Agreement, the Group Companies, the Business, any Party to this Agreement (as the case may be), in any jurisdiction adopted at a municipal, national, supranational and/or international level either prior to or after the Signing Date.

“Long Stop Date” is defined in Section 5.1.

“Loss” means all direct and reasonably foreseeable indirect damages suffered by the non-breaching Party as the result of the Warranty Breach of the breaching Party or other obligations of the Party under this Agreement or legal acts provided, however, that the Loss in case of Warranty Breach by the Seller includes the amount of direct and reasonably foreseeable indirect damages incurred by the Company or any of the Group Companies required to put the Company or any of the Group Companies into the position which would have existed in the absence of the Warranty Breach by the Sellers. In case the Loss is incurred by the Company or any of the Group Companies, then it shall be compensated pro rata to the Buyer’s acquired amount of shares in the share capital of the Company from the Sellers. When calculating any indirect Loss, such Loss shall not be determined by applying any valuation multiples. The term Loss shall not include any part of the Loss that the Buyer could have reduced by taking all reasonable measures to mitigate such Loss or that are caused by the Buyer’s actions or inactions after the Closing.

“Management Option” means option right granted to the Company’s Management to subscribe for and purchase up to 1,572 (one thousand five hundred and seventy-two) newly issued Shares on the terms and conditions provided in the Former Shareholders’ Agreement.

“Management Option Shares” means the Shares to be acquired by the Company’s Management after the exercise of the Management Option;

“Management Services Agreement” means a services agreement concluded by the Company and the Seller 4 on 01 March 2018.

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“Material Adverse Change” means any event or series of events or circumstances that occurred or become known after the Signing Date that cause an adverse effect on the assets, liabilities, business or results of the activities of the Group Companies in the amount equal to 20% (twenty percent) of the Purchase Price in aggregate, compared to the respective standing before the occurrence of such events or circumstances, however, changes in general economic conditions or financial markets as a whole shall not be considered and shall be excluded from determination of whether the Material Adverse Change has occurred.

“Material Contracts” means the contracts listed in Annex 7.

“Negative Adjustment Amount” is defined in Section 2.4.3.

“New Equity Shares” means the shares in the Company to be issued after the Closing in accordance with provisions of the New Shareholders’ Agreement.

“New Shareholders’ Agreement” means a new Shareholders’ Agreement relating to the Company to be concluded between the Seller 1, the Seller 2, the Buyer and the Company on the Closing Date, the draft of which is attached as Annex 5.

“Net Working Capital Adjustment” is defined in Section 2.2.2. “Net Working Capital at Closing” is defined in Section 2.2.2 “Notice” is defined in Section 12.7.1.

“Parties” mean the Buyer and the Sellers, i.e. the Parties to this Agreement (each of them being individually referred to as a “Party”).

“Permitted Payments” means the following payments:

(i)	Seller 3Buying PO2225 – UHF Ground Station transceiver (1) – expected shipment on 7 July 2022 – Euro 21,000;

(ii)	Seller 3 Buying PO2421 – UHF Ground Station transceiver (3) – expected shipment on 18 July 2022 – Euro 61,000;

(iii)	NASA Payment – Spacecraft Bus Integration and Test – expected shipment on 1 Sept 2022 - $31,200 and Spacecraft Bus Mission Operations – expected delivery date on 1 June 2023 – $13,320;

(iv)	payments related to UK Employment Tribunal case shall be invoiced to Seller 3 approximately 14 182,51 GBP and other related invoices with respect to the continuity of the UK Employment Tribunal case;

(v)	Payments to the law firm TGS Baltic (the “TGS Payments”);

(vi)	Payments of salaries, benefits, and payroll taxes in the ordinary course of business to the Seller 1 and the Seller 2;

(vii)	Reimbursement of expenses (travel, accommodation, etc.) incurred by the Seller 1 and the Seller 2 in the ordinary course of business;

(viii)	Payments (including Completion Fee and reimbursement of out of pocket expenses) to Quilty Analytics under the Investment Banking Agreement dated 10 December 2021 (the “Quilty Analytics Payments”);

(ix)	Valuation cost in relation to the valuation of the US Company in relation to becoming the subsidiary of the Company up to EUR 30,000 (the “Valuation Costs”);

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(x)	Any payments or asset transfers that are required to be made in connection with performance under the Agreement, including issuance of Company shares as consideration in connection with the contribution of the US Company;

(xi)	Certain transaction-related costs that have been incurred by the Seller 3, and to be reimbursed or paid by the Company prior to Closing, including U.S. regulatory counsel legal costs and expenses; Legal structuring costs including those related to the US Company contribution; Financial advisory costs incurred in connection with analysis of net working capital.

“Positive Adjustment Amount” is defined in Section 2.4.3.

“Post-Closing Purchase Price Adjustment” means the determination of the Final Purchase Price in accordance with the rules and procedures provided in Section 2.4.

“Preliminary Closing Accounts” mean the unaudited balance sheets prepared on a consolidated basis for the Group Companies estimated for the Closing Date, with such estimate being understood to represent a reasonable best estimate of the future Final Closing Accounts based on the information available as of the date of their preparation, taking into consideration the Accounting Principles and otherwise as specified in Section 2.3.1 for the purpose of calculating the Base Purchase Price. The Preliminary Closing Accounts shall be prepared in a way enabling the Parties to determine the estimated Cash, the Debt and the Net Working Capital calculated in accordance with the rules agreed herein.

“Purchase Price” or “Final Purchase Price” is defined in Section 2.2.1. “Related Person(s)” means any person that is:

(i)	an Affiliate;

(ii)	a member of the governing body (including members of a management board), members of a supervisory council and the highest level managers of the administration, i.e. the CEO and other employees directly subordinated to him/her of a Party, the Company and/or of an Affiliate;

(iii)	a spouse or a partner, a parent, a sibling, brothers, sisters or a child (including adopted children) of that respective person;

(iv)	a legal entity which is, directly or indirectly, through one or more intermediaries, Controlled by the above mentioned family members individually and/or jointly with the respective Party; or

(v)	a legal entity where the respective Party or its above mentioned family members are members of the governing body (including members of a management board, a supervisory council and the highest level employees of the administration, i.e. the CEO of such legal entity and other employees directly subordinated to him/her.

In respect of the Company, all Sellers shall be deemed to be Related Persons, and also ultimate shareholders of the Seller 3 and Seller 4 shall be deemed to be Related Persons.

“Sale Shares” are the Shares to be transferred by the Sellers to the Buyer the number of which is indicated in Annex 1 on the terms and conditions specified in the Agreement.

“Shares” means ordinary registered non-material shares of the Company with a nominal value of EUR 0.29 (twenty nine EUR cents) each and any one of them.

“Seller 1” is defined in the introductory part of the Agreement. “Seller 2” is defined in the introductory part of the Agreement. “Seller 3” is defined in the introductory part of the Agreement. “Seller 4” is defined in the introductory part of the Agreement.

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“Sellers” is defined in the introductory part of the Agreement.

“Sellers’ Knowledge” or “Knowledge of the Sellers” (including the term “known to the Sellers” or any similar expression), means the facts, matters, events, circumstances and other information which prior to or on the Signing Date are actually known or should have been known without independent investigation by: (i) Vytenis Buzas; and/or (ii) Linas Sargautis; and/or (iii) Abel Antonio Avellan, Brian Lewis Heller, and Scott Wisniewski all acting as the member of the Management Board of the Company and by Abel Antonio Avellan acting as a manager of the Seller 3 and the Seller 4 as a shareholder of the Company.

“Sellers’ Warranties” or “Warranties of the Sellers” mean warranties given by the Sellers pursuant to Section 7.1.1 and Section 7.2 and the “Sellers’ Warranty” means any one of them.

“Signing Date” means the date when the Agreement is signed by the Parties.

“Shareholder’s Loan” mean liabilities of the Company to the Seller 3 being the sum of all outstanding amounts (including all principal amounts as well as all and any subsidiary payments arising thereof or related thereto, including, but not limited to the accrued interest) payable by the Company to the Seller 3 under the Shareholder’s Loan Agreement, the disbursed principal amount of which on the Signing Date is equal to EUR 500,000 (five hundred thousand).

“Shareholder’s Loan Agreement” means the loan agreement concluded by the Seller 3 and the Company on 12 January 2022.

“Target Net Working Capital” is defined in Section 2.2.2.

“Tax” or “Taxation” mean any form of taxation, mandatory payment, duty or charge, of whatever nature (including but not limited to local taxes, charges, duties, fines, corporate income (profit) tax, personal income tax, value added tax, social security payments, customs duties, excise duties, taxes, royalties, fees and/or fines related to any permit, and any other charges imposed or collected by the Tax Authority) together with all penalties, fines and interest in relation to any of the foregoing.

“Tax Authority” means any local or governmental taxing or other authority competent to impose any liability in respect of Taxation or responsible of the administration and/or collection of Taxes or enforcement of any Law in relation to Taxation.

“Third Party Claim” means any potential, threatened or commenced claim, action or suit or any other proceedings or investigation by a third party (including Tax Authorities) other than the Parties, their Related Persons or the Group Companies, against the Buyer and/or the Group Companies which relates to or could result in a Warranty Breach or breach of other obligations of the Sellers under the Agreement, the outcome of which may result in liability of the Sellers under this Agreement.

“UK Company” means NanoAvionics UK Ltd., limited liability company organised and existing under the laws of England and Wales, company number 11683861, registered address at Belvedere House, Basing View, Basingstoke, Hampshire, United Kingdom, RG21 4HG.

“US Company” means NanoAvionics US LLC, limited liability company organised and existing under the laws of the State of Delaware, company number 7863395, registered address at 216 W Sand Bank Rd Ste 4, Columbia, IL 62236-1084, USA.

“Warranty Breach” is defined in Section 8.2.1(a) and Section 8.9.1(a).

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1.2.	General Interpretation Provisions

1.2.1.	In this Agreement:

(a)	references to sections, schedules and annexes, unless the context otherwise requires, are to sections and annexes to this Agreement;

(b)	any reference to a “person” include any individual or legal entity, limited liability company or other corporate body, government, state or agency of a state or any joint venture, trust, association (whether or not having separate legal personality), organisation, labour union, local or municipal authority, governmental body or partnership (general or limited), whether incorporated or not, and whether its owners enjoy limited liability or not, and any other legal entity or natural person;

(c)	references to a “party” or the “parties” (other than in expressions “third party” or “third parties”) means a party or parties to this Agreement and includes reference to that party’s successors and permitted assigns;

(d)	the word “includes” or “including” and its syntactical versions means “including without limitation” and corresponding syntactical versions, i.e. “include” or “including” is used as introducing an illustrative – and non-exclusive list;

(e)	references to one gender include all genders and references to the singular include the plural (and vice versa);

(f)	headings to sections, schedules and annexes are for convenience only and do not affect the interpretation of this Agreement;

(g)	the annexes form part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement, and any reference to this Agreement shall include the annexes;

(h)	time of the day relates to time in Lithuania;

(i)	references to writing shall include any modes of reproducing words in a legible and non-transitory form (including email);

(j)	any reference to a “day” (including in the expression “Business Day”) shall mean a period of 24 hours running from midnight to midnight;

(k)	the expression “entering into” or “execution of” this Agreement or any other instrument means signing by all Parties of this Agreement or any other instrument;

(l)	the term “reasonable endeavours” will include the efforts which a reasonable, result-focused person would make under similar circumstances in order to ensure that the result is achieved as effectively as possible, provided, however, that the person who has to make reasonable endeavours will not be obliged to perform actions which are unlawful under the Laws or which are unreasonably (financially or in other way) burdensome for such person bearing in mind the aim of the use of such reasonable endeavours;

(m)	the term “ordinary course of business” shall mean the ordinary course of the Business consistent with past customs and business practices and in accordance with good and sound business practice on an arms’ length basis.

2.	SUBJECT MATTER OF THE AGREEMENT

2.1.	Sale Shares

2.1.1.	In compliance with the terms and conditions of this Agreement:

(a)	the Sellers shall sell and the Buyer shall purchase all, and not less than all, of the Sale Shares free from any Encumbrances together with all rights carried by and/or attached to the Sale Shares;

(b)	the Buyer shall repay in full the Shareholder’s Loan as stipulated in details in Section 5.2.1(d) (for the avoidance of doubt, the Shareholder’s Loan shall be transferred to the Buyer and this transfer shall be completed only if the Closing under this Agreement is properly performed and the Buyer acquires the Sale Shares);

(c)	the Parties will perform all other obligations and/or actions stipulated in this Agreement.

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2.1.2.	The Buyer shall be entitled to exercise all property and non-property rights attached to the Sale Shares on and after the Closing.

2.1.3.	Each of the Sellers hereby expressly and irrevocably waives any pre-emptive rights to acquire the shares sold by the other Sellers to the Buyer under this Agreement which it may have under the articles of association of the Company, any shareholders’ agreement(s) executed among the Sellers or Laws as well as to acquire the shares sold by the Management Option Holders to the Buyer.

2.2.	Purchase Price

2.2.1.	The purchase price for the Sale Shares to be paid by the Buyer to the Sellers (the “Purchase Price” or the “Final Purchase Price”) will be calculated, adjusted and determined in accordance with the rules and procedures provided further in this Section 2.2.

2.2.2.	The total Purchase Price shall be equal to Enterprise Value plus Cash and less Debt and plus Net Working Capital Adjustment (which shall be added in case Net Working Capital Adjustment is positive and subtracted in case Net Working Capital Adjustment is negative), and shall be calculated according to the following formula, as of the Closing Date, based on the Final Closing Accounts and principles described in Annex 6:

Purchase Price = (EV + Cash – Debt + Net Working Capital Adjustment) multiplied by 73.3992%

(seventy three percent, three thousand nine hundred nine-two ten thousandths of the percent),

where

EV or Enterprise Value means EUR 65,000,000 (sixty-five million Euros);

Cash means the aggregate amount of freely available cash and cash equivalents kept by the Group Companies, including any such cash being at the final balance sheet as at the Closing due to the exercise of InMotion Option and Management Option;

Debt means the sum of the financial debt, other interest bearing debt and debt-like items of the Group Companies as per the Final Closing Accounts. Debt includes, without limitation, interest bearing debt to financial institutions (including the External Financial Facilities), the Shareholder’s Loan, and the following debt-like items: (i) Income tax payable and deferred tax liabilities, (ii) Grant liabilities (only to the extent and in the amount that such Grant liabilities exceed any Grant receivables), (iii) any payable or accrued but unpaid costs of the Company or the Sellers related to the sale of shares in the Company (including any transaction costs, except for the TGS Payments, Quilty Analytics Payments and Valuation Costs, transaction bonuses and any social security contribution costs, any taxes and other charges attributed to these bonuses), and (iv) the total outstanding amount, if any, of severance payments, to Brent Franklin Abbot (including any social security contribution costs, any taxes and other charges attributed to such payments);

Net Working Capital means the amount of the consolidated current assets of the Group Companies (including, without limitation, the amount of current assets attributable to Trade receivables, Other receivables, Inventory, Other assets, and Prepaids) less the amount of the consolidated current liabilities and all other liabilities of the Group Companies that are not part of the Debt (including, without limitation, the amount of current liabilities attributable to Trade payables, Customer prepayments, Deferred income, Lease current liabilities, Other payables, Payroll payables & accruals, and Other current liabilities); provided, however, that Net Working Capital shall exclude: (i) any accounts that are included in the foregoing definitions of Debt; (ii) cash and cash equivalents and, (iii) the amount, if any, of any Trade receivables attributable to the customer SpaceJLTZ;

Net Working Capital Adjustment means the amount equal to Net Working Capital at Closing less Target Net Working Capital, which difference may be positive or negative, where:

Net Working Capital at Closing is derived from the Closing Accounts and prepared in line with the sample calculation provided for in Annex 6, and

Target Net Working Capital means EUR 1,485,000 (one million four hundred eighty-five thousand euros).

For the avoidance of any doubt, the Purchase Price illustrative calculation is attached to this Agreement as Annex 6.

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2.2.3.	The TGS Payments and the Quilty Analytics Payments shall be invoiced to and paid by the Company, and these costs shall be fully reimbursed by the Sellers in the manner specified in Section 5.2.1(o). Both the liability and the corresponding receivable on the Sellers shall be taken into account in the Net Working Capital at Closing so that these costs shall have no effect to the Purchase Price as such.

2.2.4.	The Valuation Costs shall be invoiced to and paid by the Company. If the Valuation Costs are paid prior to the Closing, the Cash shall include an agreed amount equal to 50% of the amount paid, and if the Valuation Costs are not paid at Closing, the Net Working Capital at Closing shall include a liability equal to 50% of the Valuation Costs and the remaining part shall not be included.

2.3.	Base Purchase Price

2.3.1.	At least 3 (three) Business Days before the anticipated Closing Date the Sellers shall present to the Buyer (i) the Preliminary Closing Accounts; (ii) the Base Purchase Price calculation anticipated on the Closing Date in the form of Annex 6 of this Agreement, including calculations of every single component of the Purchase Price as stipulated in Section 2.2.2 and Annex 6.

2.3.2.	After providing the Buyer with the Base Purchase Price calculation, the Sellers shall grant the access to the Buyer and its advisors to all such documents and financial information that will be required by the Buyer for purposes of verifying the amounts stated in the Base Purchase Price calculation.

2.3.3.	The Parties acknowledge that the Base Purchase Price calculation may not be fully accurate as the Base Purchase Price calculation will be based on the financial situation of the Company as estimated for the Closing Date and reflected in the Preliminary Closing Accounts.

2.3.4.	The Base Purchase Price shall be paid by the Buyer to the Sellers on the Closing Date into the bank accounts of the Sellers as set out opposite the respective names of the Sellers in Annex 1 and in the proportions as set out opposite the respective names of the Sellers in Section 2.4.8.

2.3.5.	The Buyer shall be deemed to have settled for the payment of the Base Purchase Price when the respective payment funds are credited into the bank accounts of the Sellers. Provided that payments under this Agreement by the Buyer are withheld by financial institutions due to compliance reasons, the Parties shall be obliged to provide as soon as possible all documents and information which are required by such financial institutions due to implementation of the compliance (KYC, AML) procedures.

2.4.	Post-Closing Purchase Price Adjustment

2.4.1.	In order to determine the Final Purchase Price, within 45 (forty five) days after the Closing Date, the Buyer shall prepare (or shall procure that the Company prepares) and deliver to the Sellers the Final Closing Accounts together with the Final Purchase Price calculation statement (the “Adjustment Notice”), including calculations of every single component of the Purchase Price as stipulated in Section 2.2.2 and Annex 6.

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2.4.2.	After providing the Sellers with the Adjustment Notice, the Buyer shall grant access to all such documents and financial information that will be required by the Sellers for purposes of verifying the amounts stated in the Adjustment Notice by the Buyer.

2.4.3.	The Purchase Price shall be calculated in the form of Annex 6 of this Agreement, including calculations of every single component of the Purchase Price as stipulated in Section 2.2.2 and Annex 6 and if the Purchase Price exceeds the Base Purchase Price (the “Positive Adjustment Amount”) the Positive Adjustment Amount shall be paid by the Buyer to the Sellers by transfer to the bank accounts of the Sellers in proportions set out in Section 2.4.8. If the Base Purchase Price exceeds the Purchase Price (the “Negative Adjustment Amount”; the Positive Adjustment Amount and the Negative Adjustment Amount each – the “Adjustment Amount”) the Negative Adjustment Amount shall be paid by the Sellers to the Buyer by transfer to the Buyer’s Bank Account in proportions set out in Section 2.4.8. The payment of the Adjustment Amount shall be made by the Buyer or the Sellers (as applicable) within 10 (ten) Business Days after the Adjustment Amount has been determined.

2.4.4.	The Sellers may notify the Buyer about the Sellers’ disagreement with the amounts indicated in the Adjustment Notice by submitting a dispute notice (the “Dispute Notice”) within 30 (thirty) days from the date when the Buyer presented the Adjustment Notice. If no Dispute Notice from the Sellers is received by the Buyer within that period of time, the Adjustment Notice will become final and binding on the Parties.

2.4.5.	If the Dispute Notice is timely given by the Sellers, then the Sellers and the Buyer shall attempt in good faith to resolve the items or amounts in dispute. If the Sellers and the Buyer are unable to reach an agreement within 30 (thirty) Business Days after delivery of the Dispute Notice, the matter shall be referred to an Expert for establishment of the final amount of the Adjustment Amount, if any.

2.4.6.	The Expert shall establish the disputed amount in accordance with the respective provisions of this Agreement within 30 (thirty) Business Days from the date of receipt of written comments from the Parties. For the purposes of this Agreement, the amounts of the Purchase Price and the Adjustment Amount (if any) established by the Expert shall be regarded as final and binding on the Parties. After the Expert establishes the Adjustment Amount, if any, the Adjustment Amount shall be paid by the Buyer or the Sellers (as applicable) not later than within 10 (ten) Business Days after the Expert delivers to the Parties its calculations.

2.4.7.	For the avoidance of doubt, the Expert, if appointed, shall be considered to be acting as a neutral expert and not as an arbitrator and shall consider only the disputed amounts of the Purchase Price and the Adjustment Amount (the Expert shall not be entitled to resolve any disputes between the Parties related to the interpretation of this Agreement or other legal disputes). The fees, costs and expenses of the Expert shall be borne by the Sellers and the Buyer proportionately to their positions in respect to the Final Purchase Price and the Expert’s calculations; this proportion shall also be determined by the Expert.

2.4.8.	The amounts payable by the Buyer to the Sellers (Base Purchase Price and Positive Adjustment Amount) or by the Sellers to the Buyer (Negative Adjustment Amount) shall be attributed to the Sellers in the following proportions (for avoidance of doubt number 16,484 does not and shall not include the amount of Management Option Shares):

Name of the Seller	Proportions attributed to the Sellers
Seller 1	2,201 / 16,484
Seller 2	2,201 / 16,484
Seller 3	9,161 / 16,484
Seller 4	2,921 / 16,484

2.4.9.	The Purchase Price shall be considered to be full and total payment to the Sellers for the Sale Shares and their undertakings under this Agreement. The Purchase Price shall include all Taxes pertaining to the sale of Sale Shares that are attributable to the Sellers and all such Taxes, if any, shall be borne by the Sellers.

2.4.10.	Any payments by a Party under this Agreement shall not be subject to any set-off, withholding or other deduction and shall be free and clear of and without deduction for any Taxes (including bank charges or any other deductions). All Taxes and other mandatory payments (applicable to any amount that may be payable under this Agreement) are included in the respective payable amount and shall not be requested to be paid or compensated in addition.

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3.	CONDITIONS PRECEDENT TO CLOSING

3.1.	Conditions Precedent to the Buyer’s Obligation to Close

3.1.1.	The obligation of the Buyer to effect the Closing is subject to the satisfaction of each of the following conditions on or before the Closing Date, in absence of which Conditions Precedent the Buyer will be entitled to (a) terminate this Agreement, in accordance with the provisions set forth in Section 10.2.1 (without any negative consequence to the Buyer) or (b) waive those outstanding Conditions Precedent in full or in part (if such waiver is permitted under the applicable Laws):

(a)	all of the Sellers’ Warranties are true, accurate and not misleading in all material aspects as of the Closing Date, unless given as of the specific date;

(b)	the Disclosure Letter refers to or discloses no fact or circumstance that would make any of the Sellers’ Warranties untrue, inaccurate or misleading in respect of a monetary value exceeding EUR 300,000 (three hundred thousand Euro), provided that the Disclosure Letter is submitted to the Buyer in accordance to Section 3.3.6;

(c)	no Material Adverse Change has occurred;

(d)	the US Company has become a fully owned subsidiary of the Company and NALUS Holdings I Inc., a Delaware corporation, and NALUS Holdings II Inc., a Delaware corporation, have sold all their shares in the Company to the Seller 1 and the Seller 2 respectively;

(e)	the Sellers have obtained the approval of CFIUS if such approval is required under applicable laws;

(f)	actions indicated in Section 5.1.3 have been performed;

(g)	no court, governmental or regulatory authority have enacted or issued any judgement, rule, statute, regulation or other order, which would prohibit the transfer of any Sale Shares to the Buyer.

3.2.	Conditions Precedent to the Sellers’ Obligation to Close

3.2.1.	The obligation of the Sellers to effect the Closing is subject to the satisfaction of each of the following conditions on or before the Closing Date in absence of which Conditions Precedent the Sellers will be entitled to (a) terminate this Agreement, in accordance with the provisions set forth in Section 10.2.2 (without any negative consequence to the Sellers) or (b) waive those outstanding Conditions Precedent in full or in part (if such waiver is permitted under the applicable Laws):

(a)	all of the Buyer’s Warranties must be true, accurate and not misleading in all material aspects as of the Closing Date, as if made on the Closing Date anew;

(b)	the Sellers have obtained the approval of CFIUS if such approval is required under applicable laws;

(c)	actions indicated in Section 5.1.3 have been performed;

(d)	no court, governmental or regulatory authority have enacted or issued any judgement, rule, statute, regulation or other order, which would prohibit the transfer of any Sale Shares to the Buyer.

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3.3.	General Obligations Related to Conditions Precedent

3.3.1.	If, at any time, any Party becomes aware of a fact or circumstance that might prevent a Condition Precedent being satisfied, it shall disclose in writing to the other Party anything which will or may prevent any Conditions Precedent from being satisfied on or prior to the Closing Date as soon as it is reasonably possible upon it coming to their attention.

3.3.2.	The Parties shall use reasonable endeavours to ensure the satisfaction of the Conditions Precedent in each case as soon as practicable possible after the Signing Date, provided that this shall not give rise to an obligation on the part of either Party to assume unreasonable expenditure to achieve the same or require either Party to take such action which would be likely to have such a detrimental effect on the current or future development of the business of that Party that it would be unreasonable to expect that Party to take it.

3.3.3.	The Parties shall promptly notify each other, in writing, of due fulfilment of the respective Condition Precedent, such notice to be accompanied by documentary and other evidence substantiating the fulfilment of the respective Condition Precedent in a form reasonably satisfactory to the other Party.

3.3.4.	The Party may at any time waive wholly or partially any of the Conditions Precedent under the responsibility of the other Party in which case such waiver shall be considered, for the purpose of the Agreement, equal to, respectively, whole or partial fulfilment of such Condition Precedent. Notice regarding the waiver of the Condition Precedent shall be submitted to the Party in writing.

3.3.5.	The Parties agree that all requests and enquiries from any government, governmental, supranational or other regulatory body (including, but not limited to CFIUS) shall be dealt with by the Parties in consultation with each other and the Parties shall promptly co-operate with and provide all necessary information and assistance reasonably required by such government, agency or body upon being requested to do so by the other Party. The Buyer and the Sellers shall, or shall cause their Affiliates and the Group Companies to take all necessary actions, provide necessary documents and sign any documents as soon as reasonably practicable following the date of this Agreement in order to comply CFIUS requirements (if applicable). These obligations shall also apply after the Closing Date if any procedures should be followed after the Closing Date.

3.3.6.	Should after the Signing Date and before the Closing any of the Sellers become aware of any fact or circumstance, which occurred during the period after the latest of: (a) 1 September 2022; or (b) the date of satisfaction by the Sellers of the Condition Precedent specified in Section 3.1.1(d), provided that Condition Precedent specified in Section 3.1.1(e) is not satisfied until 1 September 2022 not due to the fault of the Buyer, i.e. the Buyer, after the receipt of a written request from the Sellers, declined to or has not provided necessary information about the Buyer to the Sellers in order to obtain CIFIUS approval; or (c) the date of satisfaction by the Sellers of the Condition Precedent specified in Section 3.1.1(e), provided that such Condition Precedent is satisfied after 1 September 2022 not due to the fault of the Buyer, i.e. the Buyer, after the receipt of a written request from the Sellers, declined to or has not provided necessary information about the Buyer to the Sellers in order to obtain CIFIUS approval, and before the Closing and which makes any of the Sellers’ Warranties being no longer true, accurate and not misleading (partly or in whole), such Seller will be entitled to provide the Buyer with a written notice containing reasonable detailed description of such fact(s) and circumstance(s) (the “Disclosure Letter”).

3.3.7.	For the purposes of performing Condition Precedent provided in Section 3.1.1(d) the Seller 3 and the Seller 4 hereby waives their pre-emptive right to purchase the Shares transferred by NALUS Holdings I Inc., a Delaware corporation, and NALUS Holdings II Inc., a Delaware corporation, to the Seller 1 and the Seller 2 irrespective of the purchase price, and agrees to procure the irrevocable waiver of any such right, if needed.

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4.	PRE-CLOSING UNDERTAKINGS

4.1.1.	The Parties shall use their best efforts not to take any action as a result of which any of the Sellers’ Warranties and/or the Buyer’s Warranties would become false or inaccurate.

4.1.2.	The Sellers shall procure and ensure that during the period from the Signing Date until the Closing Date:

(a)	the Group Companies operate and carry out their Business in the ordinary course with a view to preserving their existing Business and Business relationships;

(b)	without a prior written consent of the Buyer, which shall not be unreasonably withheld:

(i)	no changes in the articles of association of the Company or Group Companies are made, except for the changes needed to exercise InMotion Options and Management Options and the contribution of US Company shares into the share capital of the Company in accordance to Section 3.1.1(d);

(ii)	the share capital of the Company and Group Companies is not increased or decreased, except for the changes in the share capital needed to exercise InMotion Options and Management Options and the contribution of US Company shares into the share capital of the Company in accordance to Section 3.1.1(d);

(iii)	no issue of new shares or any other securities (or any options or other rights to purchase or subscribe any securities) convertible into shares of the Group Companies is executed or contemplated, except for the shares to be issued in order to exercise InMotion Options and Management Options and the contribution of US Company shares into the share capital of the Company in accordance to Section 3.1.1(d);

(iv)	no approval of a winding-up, merger, spin-off, contribution or sale of Business as a whole or of any of its divisions with respect to any Group Company except for and the contribution of US Company shares into the share capital of the Company in accordance to Section 3.1.1(d);

(v)	no transfer, contribution, assignment, disposal and no other operations (such as pledges, leases, granting of licenses or other rights to a third party) substantially modifying the composition over any assets (or the rights they have) of the Company and Group Companies, except any action in the ordinary course of business;

(vi)	no investment or capital expenditure by the Company and Group Companies which are out of the ordinary course of business are made;

(vii)	no loans, credits or monetary facilities are granted by or to the Company and Group Companies except any action in the ordinary course of business;

(viii)	no guarantees are granted nor Encumbrance are created over any of assets of the Company and Group Companies, except any action in the ordinary course of business;

(ix)	no changes in Tax policies and methods, no changes in accounting principles or other methods used for keeping accounts of the Company and Group Companies are made;

(x)	no Key Employees are hired or dismissed (except if resign themselves in which case the Sellers shall inform the Buyer without a delay);

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(xi)	no insurance policies of the Company and Group Companies are terminated by the Company and Group Companies unless simultaneously replaced by other policies providing substantially the same coverage;

(xii)	no decisions are adopted on any issue indicated in this Section 4.1.2, except for the changes in the articles of association of the Company and in the share capital of Company in relation to the issuance of InMotion Option Shares and Management Option Shares and the contribution of US Company shares into the share capital of the Company in accordance to Section 3.1.1(d);

(xiii)	regardless the amount involved, no payments are made and assets transferred to the Sellers, its Affiliates or Related Persons, including any distributions of profit of the Company, except for the Permitted Payments; and

(xiv)	no agreements, arrangements, resolutions or commitments to do any of the above are entered into

For avoidance of Doubt, the Company and the Sellers shall be entitled to: 1) perform any necessary actions in order to exercise InMotion Option, Management Option and contribution of US Company shares into the share capital of the Company in accordance to Section 3.1.1(d); 2) make any Permitted Payments, 3) borrow or repay any loans under the loan agreements concluded prior the Signing Date by the Company and the Sellers, without having prior written consent of the Buyer irrespective if such actions falls within the provisions provided in this Section.

4.1.3.	In relation to the actions described above in Section 4.1.2(b), the Sellers shall send the notification with the request for consent of the Buyer to the email address of the Buyer indicated in Section 12.7.1. Such consent shall not be unreasonably withheld or delayed. Any refusal to give such consent shall be grounded. If no objection is received from the Buyer in 5 (five) Business Days, it shall be deemed that the consent of the Buyer has been given.

4.2.	Due Diligence

4.2.1.	The Buyer hereby confirms that prior to the signing of this Agreement it has performed the Due Diligence on the basis of the Data Room Documents to the extent the Buyer deemed necessary, and the results of the Due Diligence are satisfactory to the Buyer in all material respects in order to proceed with the transaction under this Agreement.

4.2.2.	In case the Closing does not take place, then the Sellers shall have the right to request the Buyer to return to the Company all documents, copies thereof and information provided to the Buyer during the Due Diligence and/or by the request of the Sellers to destroy them. The Buyer and/or its Related Persons, appointed consultants will be obliged to keep such information which was received during the Due Diligence confidential and will be prohibited from disclosing or using to the detriment of the Sellers and/or the Company subject to confidentiality undertakings under 11 of the Agreement.

5.	CLOSING

5.1.	Date and Place

5.1.1.	Provided that all Conditions Precedent have been fulfilled and actions indicated in Section 5.1.2 have been performed, the consummation of the transfer of the Sale Shares to the Buyer and other related actions provided under Section 5.2 below (the “Closing”) will occur on 1 September 2022 in the premises of the law firm TGS Baltic Lithuania, address Konstitucijos Ave. 21a, LT-08130 Vilnius or such other place and/or date as may be agreed between the Parties in writing (the “Closing Date”).

Except for the cases provided under the Agreement, if the Closing does not occur on the Closing Date due to any reasons, other than the failure of any Party to properly perform its obligations set forth in this Agreement, the Closing shall take place on the other date which is the earliest possible, but in any case not later than 150 (one hundred fifty) days after the Signing Date (the “Long Stop Date”). If the Closing is postponed to another date in accordance with this Section, the provisions of this Agreement will apply as if that other date is the date set forth for the Closing in this Section 5.1.

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5.1.2.	Parties agree that the Closing shall occur only after the following actions shall be performed prior to the Closing Date under the commitment letters in a form of Annex 8 signed by each Management Option holder on 30 June 2022 and provided to the Buyer by the Sellers prior to the Signing Date: i) a decision of the Company’s shareholders meeting has been adopted regarding the increase of Company’s share capital by issuing the Management Option Shares (to the extent the Company’s Management have exercised its Management Options) granted under the option agreements, concluded by the Company’s Management and the Company; and ii) the new wording of the Articles of Association reflecting the amount of newly issued Management Option Shares has been registered within the Register of Legal Entities of the Republic of Lithuania; and iii) the shareholders agreement based on the principal provisions provided in the commitment letters is signed by the Management together with the subscription agreements regarding the Management Option Shares.

5.1.3.	Parties agree that the Closing shall occur only after the following actions shall be performed prior to the Closing Date under the commitment letter dated 2 July 2022 and attached hereto as Annex 9: i) a decision of the Company’s shareholders meeting has been adopted regarding the increase of Company’s share capital by issuing InMotion Option Shares; and ii) the new wording of the Articles of Association reflecting the amount of newly issued InMotion Option Shares has been registered within the Register of Legal Entities of the Republic of Lithuania.

5.2.	Closing Actions

5.2.1.	At the Closing the following Closing Actions shall be completed in the order specified below:

(a)	the Parties shall submit to each other the relevant evidence of authority of each person that is to take acts in law at Closing on behalf of the respective Party in order to confirm that the Parties are represented at Closing in person or by duly authorised representatives;

(b)	by signing the Closing Certificate specified in Section 5.2.1(r), the Parties confirm to each other that all Conditions Precedent set out in Sections 3.1 and 3.2 have been fulfilled or have been waived by the respective Party;

(c)	the Sellers shall deliver to the Buyer the properly produced extracts from the Sellers’ personal securities accounts issued on the beginning of the Closing Date by the securities account manager (administrator of the securities account which is a licenced financial institution), evidencing that the Sellers own all the Sale Shares and showing absence of any Encumbrances over the Sale Shares;

(d)	the Buyer shall pay to the Company the New Equity Shares issue amount, a part of which equal to the sum of the Shareholder’s Loan and the External Financial Facilities shall be used for repaying the Shareholder’s Loan and the External Financial Facilities on behalf of the Company directly to the Seller 3 and the respective creditors; and the Buyer, the Seller 1 and the Seller 2 shall sign a commitment letter confirming that: (i) as soon as the Buyer is registered as a shareholder of the Company in the Register of Legal Entities and the Information System of Participants of Legal Entities (JADIS), the Buyer shall together with the Seller 1 and the Seller 2 adopt a decision of the Company’s shareholders meeting regarding the increase of the Company’s share capital by issuing the New Equity Shares, and (ii) the Buyer and the Company shall enter into a share subscription agreement with respect to the New Equity Shares;

(e)	the Buyer and the Company shall deliver to the Seller 3 a copy of the payment order evidencing that the Shareholder’s Loan has been paid;

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(f)	the Sellers shall terminate the Former Shareholder’s Agreement and provide termination document of the Former Shareholders’ Agreement in a form of Annex 10 concluded between the Sellers the Company and other parties to the Former Shareholders’ Agreement (if any), which includes confirmation that neither party under the said agreements has claims towards each other regarding improper performance of undertakings. For the avoidance of doubt, the Seller 3 shall confirm that it has unconditionally and irrevocably waived its right to the liquidation preference amount under the terms and conditions provided in the Former Shareholders’ Agreement;

(g)	the Seller 1 and the Seller 2, the Buyer and the Company will sign the New Shareholders Agreement;

(h)	the Seller 4 and the Company will sign the termination agreement regarding termination of the Management Services Agreement in a form of Annex 11 under which the Seller 4 and the Company shall confirm that all the obligations under the Management Services Agreement of the parties are fully performed or waived and each party does not have any claims against each other arising from the Management Services Agreement;

(i)	the Buyer, the Company and Group Companies shall provide release letter(s) in a form of Annex 12 issued to the benefit of the CEO and all members of the management board of the Group Companies, particularly stating that the Buyer, the Group Company and Group Companies do not have any claims against them and should any claims occur the CEO and the members of the management board of the Group Company are released from any liability in their capacity as CEO and members of the board of the Group Company for the actions taken by them before the Closing. For the avoidance of any doubt, the Parties hereby also acknowledge and confirm that such release letters issued to the benefit of the Seller 1 and the Seller 2 are purely related to: i) obligations of the Seller 1 acting as the CEO and member of the management board of the Company before Closing Date; ii) obligations of the Seller 2 acting as the member of the management board of the Company before Closing Date, and under no circumstances can be invoked by the Seller 1 or the Seller 2 to limit or waive Seller’s 1 or Seller’s 2 own liability under this Agreement;

(j)	the Sellers shall provide resignation letters in a form of Annex 13 as of the Closing Date of the following members of the management board of the Company stating that such members do not have any financial or other claims against the Company or Group Companies: (i) Abel Antonio Avellan, (ii) Brian Lewis Heller, and (iii) Scott Wisniewski;

(k)	the Sellers shall provide confirmations in a form of Annex 4 of (i) Vytenis Buzas, as the CEO and member of the management board of the Company, and (ii) Linas Sargautis, as the member of the management board of the Company, stating that such members do not have any financial or other claims against the Company or Group Companies as of the Closing Date;

(l)	the Buyer shall pay 75% of the total Management Option Shares issue price for the Management Option holders (to the extent the Company’s Management have exercised its Management Options) directly to the Company and shall deliver to the Sellers the copy of payment order, confirming that the respective amount is credited in the bank account of the Company;

(m)	the Buyer and the Management Option holders shall sign share purchase agreements in a form of Annex 17 with respect to sale and purchase of 50% of the Management Option Shares (to the extent the Company’s Management have exercised its Management Options);

(n)	the Buyer shall pay 75% of the total InMotion Option Shares issue price for the Seller 4 directly to the Company and shall deliver to the Seller 4 the copy of payment order, confirming that the respective amount is credited in the bank account of the Company. Parties also agree that the part of the Base Purchase Price to be paid by the Buyer to the Seller 4 shall be reduced by the amount paid by the Buyer directly to the Company under this Section;

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(o)	the Buyer shall, on behalf of the Sellers, pay the sum of the TGS Payments and the Quilty Analytics Payments Sellers directly to the Company and shall deliver to the Sellers the copy of payment order(s), confirming that the respective amount is credited in the bank account of the Company; and such payment shall be deemed to be a partial payment of the Base Purchase Price/the Purchase Price where the total amount is allocated as follows:

(i)	from the part of the Base Purchase Price to be paid by the Buyer to the Seller 1 shall be deducted: (i) 50% of the amount of the TGS Payments; and (ii) the amount of the Quilty Analytics Payments in proportion to the Seller’s 1 pro rata portion of the received Purchase Price;

(ii)	from the part of the Base Purchase Price to be paid by the Buyer to the Seller 2 shall be deducted : (i) 50% of the amount of the TGS Payments; and (ii) the amount of the Quilty Analytics Payments in proportion to the Seller’s 2 pro rata portion of the received Purchase Price;

(iii)	from the part of the Base Purchase Price to be paid by the Buyer to the Seller 3 shall be deducted : the amount of the Quilty Analytics Payments in proportion to the Seller’s 3 pro rata portion of the received Purchase Price;

(iv)	from the part of the Base Purchase Price to be paid by the Buyer to the Seller 4 shall be deducted : the amount of the Quilty Analytics Payments in proportion to the Seller’s 4 pro rata portion of the received Purchase Price;

(p)	the Buyer shall pay the Base Purchase Price less the sum of the amounts of the Quilty Analytics Payments and the TGS Payments and 75% of the total InMotion Option Shares issue price to the Sellers and shall deliver to the Sellers the copy of payment order, confirming that the amount equal to the Base Purchase Price is credited in the bank accounts following instructions specified in Section 2.3.4;

(q)	the Sellers and the Buyer shall deliver written instructions in a form of Annex 14, which may be amended if the manager of securities account of shareholders of the Company deems it necessary, signed by the Sellers and the Buyer to the manager of securities account of shareholders of the Company together with one copy of this Agreement and shall deliver or sign in wet ink (if needed) or in any other form any other document requested by the manager of the securities accounts and shall cause the manager of securities account of shareholders of the Company to:

(i)	make entries in the securities accounts of the Sellers evidencing that the Sale Shares are transferred to the Buyer;

(ii)	open the securities accounts of the Buyer;

(iii)	make the entries in the securities account of the Buyer evidencing that the Buyer has acquired the Sale Shares on the Closing Date free of any Encumbrances;

(iv)	properly produce an extract from the Sellers’ securities account in the agreed form evidencing transfer of ownership right of the Sellers to the Sale Shares on the Closing Date; and

(v)	properly produce an extract from the Buyer’s securities account in the agreed form evidencing the Buyer’s ownership right to the Sale Shares on the Closing Date and absence of any Encumbrance over the Sale Shares.

(r)	the Sellers and the Buyer shall sign a Closing Certificate in a form of Annex 15 confirming that the Closing has occurred.

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5.2.2.	The title to the Sale Shares shall be deemed irrevocably passed from the Sellers to the Buyer if all Closing Actions are completed.

5.2.3.	It is being understood that all Closing Actions will be deemed to have been completed at the same time; but no Closing Action to be taken at the Closing and no document to be executed or delivered at the Closing shall be deemed taken, executed or delivered until all Closing Actions have been taken, executed and delivered.

5.2.4.	The Closing shall not be deemed to have occurred until all Closing Actions have been completed or waived by the respective Party.

5.2.5.	In the event the Closing has not occurred in accordance with the terms of the Agreement due to any reason without the fault of either Party by the Long Stop Date (e.g., CFIUS’s refusal to issue the approval provided that the Sellers and the Buyer (if the information about the Buyer is required) provided all the necessary documentation to CFIUS), then this Agreement may be terminated unilaterally by any Party with immediate effect on delivery of the written termination notice under the terms and conditions of Sections 10.2.1 and 10.2.2. Due to termination of the Agreement on this ground the Parties in respect of each other shall not bear any liability and shall not have the right to request the payment of any penalties or compensation of Loss and no Party shall have any Claim under this Agreement of any nature whatsoever against the other Party, except in respect of any rights or liabilities accrued before such termination.

5.2.6.	In the event the Closing has not occurred by the Long Stop Date due to the fault of the Party (for the avoidance of doubt, failure to execute any portion of the InMotion Options under the commitment letters specified in Section 5.1.3 prior to the Closing shall be considered as the Sellers’ fault), then the non-breaching Party at its own discretion will be entitled to (i) request for the performance of the obligations by the breaching Party under the Agreement after the Long- Stop Date and the payment of the amount of EUR 5,000,000 (five million euros) which shall be considered as the liquidated damages of the non-breaching Party (in Lithuanian “iš anksto aptarti nuostoliai”), as well as for the compensation of the non-breaching Party’s Loss exceeding the amount of the liquidated damages, or (ii) terminate the Agreement and request for the payment of the amount of EUR 5,000,000 (five million euros), which shall be considered as the liquidated damages of the non-breaching Party (in Lithuanian “iš anksto aptarti nuostoliai”), as well as for the compensation of the non-breaching Party’s Loss exceeding the amount of the liquidated damages.

5.2.7.	For the avoidance of doubt, in case the payment under Section 5.2.6 shall be made by the Sellers, the amount of EUR 5,000,000 (five million euros) shall be paid in proportions set out in the above Section 2.4.8. In case the payment under Section 5.2.6 shall be made by the Buyer, the amount of EUR 5,000,000 (five million euros) shall be paid to the Sellers in proportions set out in the above Section 2.4.8.

5.2.8.	For the purposes of transferring the Sale Shares to the Buyer, the Sellers hereby waive their pre- emptive right to purchase the Sale Shares transferred from other Sellers to the Buyer and agree to procure the irrevocable waiver of any such right, if needed.

6.	POST-CLOSING OBLIGATIONS

6.1.	Post-Closing Obligations

6.1.1.	After the Closing Date the Parties undertake to refrain, and the Buyer also undertakes to cause the Company to refrain, from acting in such a way which would cause, directly or indirectly, any negative consequence to the corporate and trade names, reputation, corporate appearance, goodwill and/or trademark of the Sellers, the Buyer or the Company respectively.

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6.1.2.	The Buyer will make sure that the former members of the management board of the Company nominated by the Seller 3 (i.e. resigned in accordance with Section 5.2.1(j)) would be deregistered from the Lithuanian Register of Legal Entities without undue delay after the Closing. The Sellers will ensure that after the Closing and until deregistration of the former management board members of the Company (and registration of the new ones nominated by the Buyer), the former members of the management board of the Company nominated by the Seller 3 (i.e. resigned in accordance with Section 5.2.1(j)) acting on any legal basis or without one, shall refrain from and do not take any actions on behalf of and refrain (abstain) from representing the Company, including not to enter into any transactions with the Company or on behalf of the Company which can impair legal and/or financial position of the Company, or reduce and/or encumber any assets of the Company, or create any additional liabilities to the Company in comparison to the situation as of the Closing Date.

6.1.3.	The Sellers undertake to reasonably cooperate with the Buyer and the Company in order to ensure smooth take-over of the Company by the Buyer, including documentation related to its Business.

6.1.4.	On the signing date of this Agreement Parties and the Company signed cooperation agreement enclosed as Annex 16. The Buyer shall cause the Company not to terminate the Supply Agreements (as defined in the cooperation agreement) and comply with the cooperation agreement. In the event any of these agreements have been terminated by the Company or the Company fails to comply with the cooperation agreement after Closing, the Buyer shall pay to the Seller 3 the amount of EUR 250,000 (two hundred fifty thousand euros) which shall be considered as the liquidated damages of the Seller 3 (in Lithuanian “iš anksto aptarti nuostoliai”), as well as shall compensate the Loss of the Seller 3 exceeding the amount of the liquidated damages for termination of each the above in this Section listed agreements. The Seller 3 shall also be entitled to use any other remedy provided above in this Section listed agreements in case the Company terminates any of these agreements.

6.1.5.	In case the Buyer or the Company or Group Companies file any claims or actions against the any of the Sellers for the actions taken by them before the Closing in their capacity as, respectively, the CEO or the members of the management board of the Company or Group Companies, the Buyer shall indemnify the Sellers against any losses the Sellers incur if any of them shall be liable for such actions, excluding in case of wilful misconduct, gross negligence or criminal conduct.

7.	WARRANTIES

7.1.	Parties’ Warranties

7.1.1.	Each Party warrants to each other that each Warranty, set forth in this Section 7.1.1, is true, correct, accurate and not misleading in all material aspects on the Signing Date and on the Closing, as if made anew by reference to the facts and circumstances existing at the Closing:

(a)	The Party is a company duly incorporated and legally existing under the applicable Laws;

(b)	The Party is not subject to any reorganization (and does not take part in any reorganisation of any third entity), restructuring, spin-off, transformation, insolvency, bankruptcy or liquidation;

(c)	The Party has the full capacity, right, power and authority (including decisions and consents from its bodies and creditors), where applicable, and has taken all actions necessary to execute and to exercise its rights and perform its obligations under this Agreement and each document to be executed at or before the Closing;

(d)	Execution by the Party of the Agreement, and the performance of its obligations under the Agreement, do not result in a breach of any (i) applicable Laws, (ii) permits, decision, order, judgment or decree of any court or governmental authority which is binding on the Party or the Company, (iii) any material agreement, covenant or transaction or other commitment to which the Party is a party or by which the Party is bound; and (iv) provisions of the articles of association or decisions, orders or instructions passed by the competent bodies of the Party or the Company;

(e)	The Agreement and the performance by the Party of its obligations under the Agreement and any other document or instrument executed in connection with the Agreement will, when executed, constitute valid and binding obligations of the Party, enforceable in accordance with the respective terms;

(f)	There is no claim, action, suit, proceeding, arbitration, investigation or hearing, pending or threatened, by or before any authority or dispute resolution body against the Party that might adversely affect the ability of the Party to perform its obligations under this Agreement.

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7.2.	Sellers’ Warranties

7.2.1.	The Sellers warrant to the Buyer that each Warranty of the Sellers, set forth in Section 7.1.1 and Annex 3, is true, correct, accurate and not misleading on the Signing Date and, except as disclosed in the Disclosure Letter, provided under Section 3.3.6, on the Closing Date, as if made anew by reference to the facts and circumstances existing at the Closing, unless a certain Sellers’ Warranty is made as of specific date in which case it is true, correct and not misleading as of such specific date.

7.2.2.	The Buyer agrees and confirms that the Sellers have made no, and the Buyer has not relied on any, express or implied, Sellers’ Warranties, except for the Sellers’ Warranties provided in Section 7.1.1 and Annex 3, and no act or omission by the Sellers shall be construed as constituting or implying any warranty of the Sellers, other than the Sellers’ Warranties.

7.2.3.	The Parties acknowledge that:

(a)	the Buyer has relevant industry expertise as well as knowledge, experience and external professional support necessary for evaluation and investigation of the Company and acquisition of the Sale Shares; and

(b)	the Buyer has entered into the Agreement on the basis of its own analysis of the Company and not merely in reliance on the Sellers’ Warranties. Prior to the Signing Date the Buyer:

(i)	has performed (itself and/or with assistance of its professional consultants) the Due Diligence to the extent the Buyer deemed necessary to proceed with the transaction contemplated under the Agreement; and

(ii)	requested and obtained from the Seller information on the Company, which the Buyer deemed to be necessary for it to make a decision to purchase the Sale Shares under the terms and conditions of the Agreement.

7.2.4.	The Buyer acknowledges and agrees that the Sellers do not give or make any Sellers’ Warranty whatsoever as to the accuracy of the forecasts, estimates, projections, statements of intent and statements of honestly expressed opinion provided to the Buyer on or prior the Signing Date. Without prejudice to the Sellers’ Warranties provided under the Agreement, the Sellers shall not be liable for any forecasts, predictions, evaluations and/or calculations related to the future of the Business, financial standing, profit, performance and/or prospects of the Company, as prepared by or on behalf of the Sellers or the Company (irrespective of how they are made available to the Buyer).

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7.3.	Buyer’s Warranties

7.3.1.	The Buyer warrants to the Sellers that each Warranty of the Buyer, set forth in Section 7.1.1 and Section 7.3, is true, correct, accurate and not misleading on the Signing Date and on the Closing Date, as if made anew by reference to the facts and circumstances existing at the Closing.

7.3.2.	The Buyer warrants to the Sellers that, pursuant to provisions of the Law on the Protection of Objects of Importance to Ensuring National Security of the Republic of Lithuania effective as of the Signing date, the Buyer is not required to obtain the Investment Screening Approval prior to the Signing Date or the Closing Date in order to acquire the Sale Shares.

7.3.3.	The Buyer warrants to the Sellers that prior to the Signing Date the Buyer has not received any information from any third parties (for the avoidance of doubt, third parties do not include the Sellers, the Group Companies, the Buyer or their advisors) about actual or a potential breach of any of the Sellers’ Warranties that may result in the Buyer’s Claim. Breach of this Buyer’s warranty releases Sellers from liability based on such breach.

8.	LIABILITY

8.1.	General Provisions

8.1.1.	The notice of Claim under the Agreement shall be given by the claiming Party to the breaching Party in writing (the “Claim Notice”) not later than within 60 (sixty) Business Days after such Party becomes aware of the breach in sufficient detail to reasonably determine it is a potential breach (in case the claiming Party is the Buyer, at least one member of the Management Board of the Company nominated by the Buyer shall become actually aware of such potential breach). For the period after the Seller 1 is no longer the CEO of the Company, the Buyer shall instruct the CEO of the Company to inform the management board on the Claims exceeding deminimis amount). To the extent information is available, the Claim Notice shall specify in following details:

(i)	the information of the legal and factual basis of the Claim;

(ii)	reasonable documentary evidences on which the Party relies; and

(iii)	reasonable estimate of the amount of the Loss claimed in respect thereof.

8.1.2.	Notwithstanding the aforementioned, as long as the Seller 1 is the CEO of the Company, for any issue becoming known pursuant to Section 8.1.1 other than the breach of the Sellers’ Warranties indicated in Section 6 of Annex 3, the failure of the Buyer to submit the Claim Notice to the Sellers within the time period specified in Section 8.1.1 shall release the Sellers from liability arising as a result of a breach of any Sellers’ Warranty only to the extent that the failure to deliver such timely notice increases any liability). The same regulation applies to the Fundamental Warranties regardless of whether the Seller 1 is the CEO of the Company. As long as the Seller 1 is the CEO of the Company, for any issue becoming known, pursuant to Section 8.1.1 regarding the breach of the Sellers’ Warranties indicated in Section 6 of Annex 3, the failure of the Buyer to submit the Claim Notice to the Sellers within the time period specified in Section 8.1.1 shall release the Sellers from liability arising as a result of a breach of such Sellers’ Warranty. For any issue becoming known pursuant to Section 8.1.1 while the Seller 1 is no longer the CEO of the Company, the failure of the Buyer to submit the Claim Notice to the Sellers within the time period specified in Section 8.1.1 shall release the Sellers from liability arising as a result of a breach of any Sellers’ Warranty.

8.1.3.	The breaching Party shall have the right to investigate the validity of the Claim within the reasonable term. For this purpose, the breaching Party shall have the right to demand that the claiming Party permits the breaching Party (its authorised representatives) to access all documents and information confirming the circumstances of the Claim. In case the claiming Party fails to present to the breaching Party the written Claim Notice under the terms and conditions of this Agreement, it shall be deemed that the claiming Party has waived its right to demand the liability of the breaching Party in relation to such Claim.

8.1.4.	The claiming Party shall not be entitled to claim liability and make any Claim against the breaching Party in respect of any breach of the Agreement (and the breaching Party shall not have any liability in respect of any such Claim), if such breach is remedied to the reasonable satisfaction of the claiming Party within 30 (thirty) Business Days of the respective Claim Notice having been properly issued and validly served.

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8.1.5.	In case a Party is in delay in performing any monetary obligation under the Agreement, such defaulting Party shall pay interest to the other Party in the amount of 0.05% of the delayed amount per each delayed day.

8.1.6.	The remedies stipulated in this Section 8 and in other Sections of the Agreement are exhaustive and no other remedies may be claimed or used by the Parties. Only the remedies specified in the Agreement shall be available to the Parties. A Party shall not be entitled to withdraw from this Agreement, cancel or otherwise terminate this Agreement on the basis of any Warranty Breach or other obligations of the other Party under the Agreement, except for the case when the termination of the Agreement by the Buyer is clearly permitted in the Agreement. Before the Closing of the transaction, both Parties shall be entitled to specific performance or Losses claims as remedies. After the Closing, the Buyer’s sole and exclusive remedy for Warranty Breach shall be to claim Losses, and to ask for specific performance of the Agreement in case the Seller 3 or Seller 4 breaches their obligations provided in Section 9.1 and Section 11; the Buyer shall not be entitled to any other remedies, including, without limitation, termination of the Agreement. The Buyer shall not be entitled to ask to reduce the Purchase Price or change the terms of the payment of the Purchase Price (except for post-closing Purchase Price adjustment as specified in Section 2.4), however such limitation shall not limit the Buyer for claiming Losses under this Agreement.

8.1.7.	The Parties shall procure that all reasonable steps are taken and all reasonable assistance is given to avoid or mitigate any Loss.

8.1.8.	None of the present or previous CEO and members of the management board of the Company shall be liable to the Buyer and/or the Company for actions taken by them in their capacity as, respectively, the CEO or the members of the management board of the Company before the Closing Date, to the extent such actions do not constitute wilful misconduct or gross negligence. The Buyer shall not and shall procure that the Company does not file Claims against them (for any damage, liability, responsibility) that may arise, be filed or otherwise applied in relation to their service as the CEO, the members of management board of the Company prior to the Closing.

8.2.	Sellers’ Liability

8.2.1.	Subject to the terms and conditions of this Agreement, each Seller shall be severally, and not jointly, in proportion to each Seller’s pro rata portion of the received Purchase Price, liable for the Loss suffered by the Buyer and/or the Company by paying the amount of any Loss based on, or arising from, or resulting from, or in connection with, or whenever:

(a)	a Warranty of the Sellers is untrue, inaccurate or misleading (each, a “Warranty Breach”);

(b)	a breach of the Seller’s obligations under the Agreement;

In the event the Buyer suffers a Loss as a result of a Warranty Breach, the Sellers shall be severally, and not jointly, liable for the Buyer’s Loss, and the maximum liability of any such Seller shall not exceed the maximum amount of the Claim (which may be asserted by the Buyer against the Sellers under terms and conditions of this Agreement, including limitations of liability and maximum aggregate amount of liability indicated in Section 8.5.3) divided on a pro rata basis by such Seller’s portion of the received Purchase Price.

8.3.	General Provisions on Limitation of Sellers’ Liability

8.3.1.	The Sellers shall not be liable under the Agreement in respect of any liability which is contingent unless and until such contingent liability becomes an actual and definitive liability and constitute the Loss that is due and payable.

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8.3.2.	If, before the Sellers pay an amount in discharge of any Claim under this Agreement, the Buyer or the Company recovers or is entitled to recover (whether by payment, discount, credit, relief, insurance or otherwise) from a third party a sum which compensates the Buyer or the Company (in whole or in part) in respect of the Loss or liability which is the subject matter of the Claim, the Buyer shall procure that, before steps are taken to enforce a Claim against the Sellers, all reasonable steps are taken to enforce such recovery and any actual recovery (less any reasonable costs incurred in obtaining such recovery) shall reduce or satisfy, as the case may be, such Claim to the extent of such recovery.

8.3.3.	The Sellers shall not be liable for the Warranty Breach to the extent a Seller’s Warranty is qualified by the Seller’s Knowledge, unless any fact or circumstance which caused a Warranty Breach was known or should have been known (as qualified in the definition of the Knowledge of the Seller) to the Sellers.

8.3.4.	The Parties clearly express that the Loss for the same breach can be paid either to the Company or to the Buyer and not to all of them (i.e. no duplication of compensation of Loss is permitted).

8.3.5.	The Buyer shall not be entitled to set-off any of its Claims against any of its monetary obligations under the Agreement.

8.3.6.	The Buyer may only recover once in respect of the same Loss, i.e. the Buyer is not entitled to recover more than once in respect of one event, nor to the payment of the same sum more than once.

8.3.7.	In case the Claim regarding the Warranty Breach, other than Fundamental Warranties, is provided to the Seller 3 and/or the Seller 4, in every case the Claim regarding the analogous Warranty Breach must be also provided to the Seller 1 and the Seller 2 in order to avoid the situation that only the Seller 3 and/or Seller 4 remain liable for the Warranty Breach, without prejudice to several and not joint liability of the Sellers as agreed in 8.2.1. In the event of legal proceedings, the Buyer’s claim against the Seller 3 and/or Seller 4 for the Warranty Breach, other than Fundamental Warranties, shall only be valid if also raised in the same proceedings against the Seller 1 and the Seller 2 provided that the claim arises from analogous circumstances. For the avoidance of doubt, the Buyer shall be obliged to submit the same Claim to all the Sellers and offer settlement on the same bona fide terms and equal conditions; however, the Buyer shall be entitled to settle with each of the Sellers separately, regardless of settlements with other Sellers.

8.4.	Time Limitations of Sellers’ Liability

8.4.1.	The validity of the Sellers’ Warranties shall expire:

(a)	on the date falling 18 (eighteen) months following the Closing Date or, if such day is not a Business Day, the next Business Day thereafter (inclusive) – in respect of any Sellers’ Warranties (other than under clauses (b) and (c) of this Section 8.4.1 below);

(b)	on the date falling 60 (sixty) months following the Closing Date, or, if such day is not a Business Day, the next Business Day thereafter (inclusive), where the general statute limitations are 60 (sixty) months and longer, or the date falling 36 (thirty six) months following the Closing Date, or, if such day is not a Business Day, the next Business Day thereafter (inclusive) where the general statute limitations are 36 (thirty six) months, plus, in all the above cases, 1 (one) month, – in respect of any Sellers’ Warranty indicated in Section 6 of Annex 3; and

(c)	on the date falling 10 (ten) years following the Closing Date or, if such day is not a Business Day, the next Business Day thereafter (inclusive) – in respect of any Fundamental Warranties.

8.4.2.	The Sellers are liable for the Warranty Breach only within the validity period of the Sellers’ Warranty set forth in Section 8.4.1. As a consequence, the Sellers are not liable for the Warranty Breach after the end of the validity period of the Sellers’ Warranties set forth in this Section 8.4.1. The Buyer, wishing to use its right to claim liability of the Seller for the Warranty Breach, must give to the Sellers (i) the Claim Notice and (ii) such Claim Notice (referring to a Warranty Breach) must be given to the Sellers in any case within the same mentioned validity period of the Seller’s Warranty set forth in Section 8.4.1.

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8.5.	Monetary Limitations of Seller’s Liability

8.5.1.	The Sellers shall not be liable under the Agreement in respect of any individual Claim, if the amount of such Claim does not exceed EUR 40,000 (forty thousand euros). Claims that do not exceed EUR 40,000 (forty thousand euros), but are based on the same or a group of directly related facts or events shall be treated as one Claim once the aggregated amount of such single Claims exceeds EUR 40,000 (forty thousand euros). Claims of a smaller amount will be disregarded and will not be taken into account when calculating the respective aggregate monetary amount of the Loss.

8.5.2.	The Seller shall not be liable under the Agreement in respect of any Claim, unless the aggregate amount of all individual Claims, specified in Section 8.5.1 (i.e. the basket of claims) for which the Sellers would otherwise be liable under the Agreement, EUR 300,000 (three hundred thousand euros). Where the amount agreed or determined in respect of all Claims referred to in this Section 8.5.2 exceeds EUR 300,000 (three hundred thousand euros), the Buyer shall be entitled to claim for the entire amount of the Claim (i.e. from the 1st euro).

8.5.3.	Subject to the exceptions provided in Section 8.5.5 and Section 8.5.6, maximum aggregate amount of liability of the Sellers under the Agreement shall not in any event exceed 25% of the Purchase Price and default interest specified in Section 8.1.5, if accrued. The maximum aggregate amount of liability of each of the Sellers under the Agreement shall not in any event exceed 25% of the Purchase Price received by such Seller and default interest specified in Section 8.1.5 divided into the proportions provided in Section 2.4.8.

8.5.4.	If any Claim against the Seller arises due to any liability which, at the date of the Claim Notice, is contingent only or otherwise not capable of being quantified, then the Seller shall not be under any obligation to make any payment in respect of such Claim unless such liability ceases to be contingent or becomes capable of being quantified.

8.5.5.	In respect of any Sellers’ Warranty indicated in Section 6 of Annex 3 and the Fundamental Warranties, the limitations of the Sellers’ liability set forth in Clauses 8.5.1 – 8.5.3 shall not apply. The maximum aggregate amount of liability of the Sellers under the Agreement in respect of the breach of Sellers’ Warranty indicated in Section 6 of Annex 3 shall not in any event exceed (i) 50% of the Purchase Price and default interest specified in Section 8.1.5, if accrued , less (ii) the amount of any aggregate liability in respect of other breaches of the Sellers’ Warranties (not including the Fundamental Warranties and default interest specified in Section 8.1.5). Correspondingly, any aggregate amount of liability in respect of the breach of Sellers’ Warranty indicated in Section 6 of Annex 3 shall erode the cap in clause 8.5.3, but only for any such amount exceeding 25% of the Purchase Price (not including default interest specified in Section 8.1.5). For example: if there is a Claim in respect of the breach of the Sellers’ Warranty indicated in Section 6 of Annex 3 amounting to 30% of the Purchase Price, the remaining aggregate amount of liability of the Sellers under the Sellers’ Warranties other than Sellers’ Warranty indicated in Section 6 of Annex 3 and the Fundamental Warranties would be 20% of the Purchase Price; whereas if there is a Claim in respect of the breach of the Sellers’ Warranty indicated in Section 6 of Annex 3 amounting to 10% of the Purchase Price, the remaining aggregate amount of liability of the Sellers under the Sellers’ Warranties other than Sellers’ Warranty indicated in Section 6 of Annex 3 and the Fundamental Warranties would remain 25% of the Purchase Price.

8.5.6.	Without prejudice to limitations provided in Section 8.5.3. and Section 8.5.5., the Sellers’ total liability (including liability for breaches of Fundamental Warranties) shall in no way exceed the Final Purchase Price.

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8.6.	Disclosure Limitations of Sellers’ Liability

8.6.1.	All the Disclosed Information and all facts, matters, occurrences, non-occurrences, events and other circumstances that reasonably can be determined from the Disclosed Information by the Buyer (its professional consultants), despite the lack of reference to a particular Sellers’ Warranties, shall supersede the Sellers’ Warranties and constitute exceptions to the Sellers’ Warranties for which the Seller shall not be liable (even if the Disclosed Information explicitly or implicitly contradicts the statements of the Seller provided under the Sellers’ Warranties).

8.6.2.	Consequently, the Sellers shall not be liable for a Warranty Breach or the breach of other obligations of the Seller under the Agreement and, accordingly, the Buyer will not have a right to claim a Warranty Breach or any other liability of the Seller under the Agreement in any ways based on such information, data, fact, matters, occurrences, non-occurrences, event and/or circumstance, giving grounds to a relevant Claim, which have been provided for in the Disclosed Information) prior to the Closing.

8.6.3.	In respect of any Sellers’ Warranty indicated in Section 6 and Section 7.4 of Annex 3, limitations of the Sellers’ liability set forth in Clauses 8.6.1 – 8.6.2 shall not apply.

8.7.	Additional Limitations of Seller’s Liability

8.7.1.	No Claim shall be brought against the Sellers and the Sellers shall not be liable under the Agreement in respect of any such Claim:

(a)	if and to the extent that such Claim has arisen as a result of:

(i)	any change after of the official general comments of the relevant Tax Authority (in case of no changes in the Laws) [published after the latest of: (a) 1 September 2022; or (b) the date of satisfaction by the Sellers of the Condition Precedent specified in Section 3.1.1(d), provided that Condition Precedent specified in Section 3.1.1(e) is not satisfied until 1 September 2022 not due to the fault of the Buyer, i.e. the Buyer, after the receipt of a written request from the Sellers, declined to or has not provided necessary information about the Buyer to the Sellers in order to obtain CIFIUS approval; or (c) the date of satisfaction by the Sellers of the Condition Precedent specified in Section 3.1.1(e), provided that such Condition Precedent is satisfied after 1 September 2022 not due to the fault of the Buyer, i.e. the Buyer, after the receipt of a written request from the Sellers, declined to or has not provided necessary information about the Buyer to the Sellers in order to obtain CIFIUS approval;

(ii)	any change in any accounting basis, method, policy or practice, which is different from the adopted or used in the Accounts;

(b)	to the extent that such Claim has arisen as a result of any voluntary act, omission, arrangement or transaction carried out by (on behalf of):

(i)	the Sellers or the Company at the written request or with the consent of the Buyer before the Closing or as contemplated by the terms of the Agreement;

(ii)	the Buyer on or after the Closing other than at the written request of or with the written consent of the Sellers;

(iii)	the Buyer in breach of this Agreement;

(c)	if and to the extent that the proper allowance, provision or reserve for the matters giving rise to the Claim have been made in the Accounts;

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(d)	if and to the extent that the Buyer’s Loss giving rise to the Claim are covered by an insurance policy except to the extent this has increased the cost of insurance;

(e)	for the Loss for which the Buyer has made any admission of liability without the written consent of the Sellers after the Closing Date;

(f)	to the extent that the liability is provided for in the Accounts or Interim Accounts;

(g)	to the extent that the Company or Group Company or the Buyer voluntary amend, adjust or replace the Tax filings (without seeking the Sellers’ approval in writing) after the Closing for the period until the Closing Date.

8.8.	Third Party Claim

8.8.1.	If a matter or circumstance that may give rise to a Claim against the Sellers under this Agreement is a result of or in connection with a Third Party Claim and the Buyer becomes aware of it (provided that at least one member of the Management Board of the Company nominated by the Buyer or any member of the management board of the Buyer shall become actually aware of such matter or circumstance. For the period after the Seller 1 is no longer the CEO of the Company, the Buyer shall instruct the CEO of the Company to inform the management board on the Claims exceeding deminimis amount), in order to maintain the right to bring a Claim in relation to such Third Party Claim against the Sellers:

(a)	the Buyer shall procure that either the Buyer or the Group Company notify the Sellers in writing and without unreasonable delay of such Third Party Claim not later than within 60 (sixty) Business Days after the date the Buyer and/or the Group Company became aware of such Third Party Claim;

(b)	the Buyer shall give the Sellers or their duly authorised representatives reasonable access to the personnel of the Buyer and the Group Company, and to any items, relevant premises, accounts, documents and records which are reasonably relevant to such Third Party Claim and are within the possession or control of the Buyer and/or the Group Company to enable the Sellers and its duly authorised representatives to investigate the Third Party Claim and to examine and take copies or photocopies thereof;

(c)	the Buyer shall take actions as a reasonable person would take in such a position to avoid, dispute, resist, appeal or defend against such Third Party Claim, including actions which are reasonably required to secure the required evidence, object the Third Party Claim and otherwise defend against the Third Party Claim. If requested by the Sellers, subject to the Sellers indemnifying the Buyer against all relevant losses related to such Third Party Claim, the Buyer shall allow the Sellers, at their own cost and expense, to participate directly and/or through its representatives or advisers, in any negotiations, proceedings or litigation relating to the Third Party Claim, provided that the Sellers shall consider reasonable input/requests from the Buyer; and

(d)	to the extent permitted by the applicable Laws, the Buyer will involve the Sellers in the litigation with regard to the Third Party Claim as third parties (in Lithuanian – tretieji asmenys) under the Civil Procedure Code of the Republic of Lithuania or in similar capacity if the litigation of the Third Party Claim is taking place not in Lithuanian courts.

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8.8.2.	The Buyer shall put its best efforts to ensure that the Sellers are notified in advance without any unreasonable delay about the Buyer’s intention with respect to admission of liability, execution of the agreement or compromise with any person, body or authority in relation to the Third Party Claim. The Buyer shall seek an approval by the Sellers of the proposed admission of liability, execution of the agreement or compromise with any person, body or authority in relation to the Third Party Claim, which shall not be unreasonably withheld or delayed by the Sellers. If the Sellers withheld or delay such approval without a valid reason or do not answer within 20 (twenty) Business Days after getting reasonably necessary documentation to evaluate such Third Party Claim or the Buyer considers that reasons for such rejection or delay are not valid reasons, the Buyer may settle such Third Party Claim, ensuring all possible mitigation of Loss measures. In any case, the Sellers shall not be held liable for any part (or all) of the Third Party Claim that exceeds what would have been a reasonable settlement of the Third Party Claim based on the legal merits of the claim and the costs in pursuing the matter with such third party in the courts or arbitration (as the case may be). If such dispute arises, the Buyer shall be obliged to provide to the Sellers any and all information and documents concerning subject matter of such dispute.

8.8.3.	If the Sellers has paid any amounts to the Buyer and/or the Group Company as a settlement of the Buyer’s claim related to the Third Party Claim and, thereafter, the Buyer and/or the Group Company have recovered all or some of such amounts from any third party, then the Buyer or the Group Company shall pay to the Sellers, amounts equal to the proportions of the amounts actually paid by the Sellers, without delay:

(a)	an amount equal to such recovered amount less any reasonable costs and expenses (including legal costs and Taxes) incurred or subsequently payable by the Buyer or the Group Company; or

(b)	if such recovered amount less any reasonable costs and expenses (including legal costs and Taxes) is greater than the amount paid by the Seller to the Buyer and/or the Group Company in respect of the relevant Third Party Claim, such lesser amount which has been so paid by the Seller.

8.8.4.	As long as the Seller 1 is the CEO of the Company, for any matter or circumstance becoming known pursuant to Section 8.8.1, other than the breach of the Sellers’ Warranties indicated in Section 6 of Annex 3, failure to observe any of the material requirements set forth in this Section 8.8 and failure to rectify such breach within reasonable time period since receipt of a written notice by the Sellers, shall entitle the Sellers to refuse to cover the Loss in connection with the Third Party Claim (but only to the extent such failure increased the Sellers’ liability). As long as the Seller 1 is the CEO of the Company, for any matter or circumstance becoming known pursuant to Section 8.8.1, regarding the breach of the Sellers’ Warranties indicated in Section 6 of Annex 3, failure to observe any of the material requirements set forth in this Section 8.8 and failure to rectify such breach within reasonable time period since receipt of a written notice by the Sellers, shall entitle the Sellers to refuse to cover the Loss in connection with the Third Party Claim. The same regulation applies to the Fundamental Warranties regardless of whether the Seller 1 is the CEO of the Company. For avoidance of doubt, Seller 1, as the CEO of the Company, shall be entitled to provide the other Sellers with the information regarding any claims and it will not be considered a breach of confidentiality provisions by the Seller 1. For any matter or circumstance becoming known while the Seller 1 is no longer the CEO of the Company, failure to observe any of the material requirements set forth in this Section 8.8 and failure to rectify such breach within reasonable time period since receipt of a written notice by the Sellers, shall release the Sellers from obligation to cover the Loss in connection with the Third Party Claim.

8.9.	Buyer’s Liability and Limitation of the Buyer’s Liability

8.9.1.	Subject to the terms and conditions of this Agreement, the Buyer shall compensate the Loss suffered by the Sellers by paying the amount of any Loss based on, or arising from, or resulting from, or in connection with, or whenever:

(a)	a Warranty of the Buyer is untrue, inaccurate or misleading in material respect (the “Warranty Breach”);

(b)	the Buyer has breached any of its covenants, obligations under the Agreement, as a result of which the Sellers incur Loss.

8.9.2.	8.7.1(a) and Section 8.7.1(b) shall apply mutatis mutandis to the liability of the Buyer.

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9.	NON-COMPETITION AND NON-SOLICITATION

9.1.	For a period of 36 (thirty-six) months after the Closing Date the Seller 3 and the Seller 4 shall not, directly or indirectly through its Affiliates, compete with the Business conducted by the Group Companies in the following manner:

(a)	conduct, engage or participate the Business itself or exercise Control, hold shares consisting of more than 25% of the equity capital of the company, in any business competing with the Business conducted by the Group Companies on the Signing Date, nor shall become a shareholder consisting of more than 25% of the equity capital of the company or member of a management or supervisory body of such company, in any business competing with the Business conducted by the Group Companies on the Signing Date;

(b)	solicit any member of a management body of any Group Company to terminate their relationship with the Group Company, except for the general advertisement or executive recruiter activity not targeted to such employees, or employ any or member of a management body or Key Employee of any Group Company. These provisions shall not apply to any board members dismissed before or upon Closing from the Group Companies;

(c)	induce any clients and other business partners of the Group Companies to terminate the existing relationship with the Group Company.

9.2.	In the event of a breach of the Seller’s obligations specified in Section 9.1(a), if it is obvious at the time of discovery of the breach that it is not capable to remedy, or the breach has not been remedied within 10 (ten) Business Days from the date of sending of a written notice of such breach (if the breach is capable of remedy) to the Seller 3 or the Seller 4, the Buyer’s sole and exclusive remedy shall be, at its sole discretion, to: (i) ask specific performance of the restrictions set forth in Section 9.1(a) and compensation for Loss incurred due to the a breach of the Seller’s obligations specified in Section 9.1(a); or claim for a fine equal to EUR 1,000,000 (one million euros). In the event of a breach of the Seller’s obligations specified in Section 9.1(b), if it is obvious at the time of discovery of the breach that it is not capable to remedy, or the breach has not been remedied within 10 (ten) Business Days from the date of sending of a written notice of such breach (if the breach is capable of remedy) to the Seller 3 or the Seller 4, the Buyer’s sole and exclusive remedy shall be, at its sole discretion, to: (i) ask specific performance of the restrictions set forth in Section 9.1(a) and compensation for Loss incurred due to the a breach of the Seller’s obligations specified in Section 9.1(a); or (ii) claim for a fine equal to EUR 50,000 (fifty thousand euros). In the event of a breach of the Seller’s obligations specified in Section 9.1(c) if it is obvious at the time of discovery of the breach that it is not capable to remedy, or the breach has not been remedied within 10 (ten) Business Days from the date of sending of a written notice of such breach (if the breach is capable of remedy) to the Seller 3 or the Seller 4, the Buyers sole and exclusive remedy shall be to ask specific performance of the restrictions set forth in Section 9.1(c) Agreement and compensation for Loss incurred due to the a breach of the Seller’s obligations specified in Section 9.1(c). For the avoidance of doubt, payment of fine for the breach of the Seller’s obligations specified in Section 9.1(a) and/or Section 9.1(b) indicated herein shall not release the Seller 3 and the Seller 4 from their obligations specified in Section 9.1.

9.3.	The remuneration of the Seller 3 and the Seller 4 for the non-compete undertakings set out above has been already taken into account to determine the Purchase Price.

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10.	VALIDITY AND TERMINATION

10.1.	Validity of the Agreement

This Agreement shall come into effect on the Signing Date when it is signed by the Parties.

10.2.	Termination of the Agreement

10.2.1.	This Agreement may be terminated unilaterally by the Buyer without applying to respective dispute resolving institution and by delivering the written notice on termination of the Agreement to the Sellers with immediate effect on delivery, and the Buyer shall not be liable for such termination:

(a)	the Closing does not occur by the Long Stop Date due to any reason that the respective Condition Precedent has not been satisfied or the respective Closing Action has not been complied without the fault of either Party, the Buyer shall not be liable for such termination;

(b)	the Closing does not occur by the Long Stop Date due to any reason that the respective Condition Precedent has not been satisfied and/or actions indicated in Section 5.1.2 have not been performed or the respective Closing Action has not been complied with because of the fault of the Sellers, the Sellers shall be required to pay the amount of the liquidated damages and compensate the Buyer’s Loss exceeding the amount of the liquidated damages as stipulated in Section 5.2.6.

10.2.2.	This Agreement may be terminated unilaterally by the Sellers without applying to respective dispute resolving institution and by delivering the written notice on termination of the Agreement to the Buyer with immediate effect on delivery, and the Sellers shall not be liable for such termination:

(a)	the Closing does not occur by the Long Stop Date due to any reason that the respective Condition Precedent has not been satisfied or the respective Closing Action has not been complied without the fault of either Party, the Seller shall not be liable for such termination;

(b)	the Closing does not occur by the Long Stop Date due to any reason that the respective Condition Precedent has not been satisfied or the respective Closing Action has not been complied with because of the fault of the Buyer, the Buyer shall be required to pay the amount of liquidated damages as stipulated in Section 5.2.6, and compensate the Sellers’ Loss exceeding the aggregate amount of the liquidated damages.

10.2.3.	This Agreement may be terminated by mutual written agreement of the Buyer and the Sellers, in which case effect of the termination shall be agreed by the Parties in such agreement.

10.3.	Effects of Termination of the Agreement

10.3.1.	If this Agreement is terminated pursuant to the Section 10.2, all further obligations of the Parties under this Agreement will cease immediately as from the termination date, unless some obligations are not capable of being terminated retroactively. In all events Section 8 (Liability), Section 10 (Validity and Termination), Section 11 (Confidentiality), Section 12.1 (Governing Law), Section 12.2 (Dispute Resolution) and Section 12.7 (Notices) hereof will survive the termination of the Agreement and will remain in effect for an indefinite period of time in order to reasonably protect the interests of the Parties. The termination of the Agreement shall not relieve any of the Party hereto of any liability for any breach of the Agreement prior to the date of such termination.

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11.	CONFIDENTIALITY

11.1.1.	During the term of this Agreement and after termination or expiration of this Agreement without limit in time for any reason whatsoever the Receiving Party shall:

(i)	keep the Confidential Information confidential;

(ii)	not disclose the Confidential Information to any other person other than with the prior written consent of the Disclosing Party or in accordance with Sections 11.1.2, 11.1.3 and 11.1.4;

(iii)	not use the Confidential Information for any purpose other than the performance of its obligations under this Agreement.

11.1.2.	The Receiving Party may disclose the Confidential Information:

(i)	to its Affiliates;

(ii)	to its employees, members of corporate bodies, consultants, advisers of the Receiving Party or its Affiliates;

(the “Recipients” and each one of them a “Recipient”) to the extent that it is necessary for the purposes of this Agreement;

(iii)	if such information is already in the public domain for reasons other than the breach of its obligations by any Party;

11.1.3.	The Receiving Party shall procure that each Recipient is made aware of and complies with all the Receiving Party’s obligations of confidentiality under this Agreement as if the Recipient were a party to this Agreement, and shall be liable for any non-performance or inadequate performance by the Recipient as for its own non-performance or inadequate performance.

11.1.4.	No disclosure made by any Disclosing Party and/or by any Recipient to any administrative authority, court, governmental agency or any public authority in order to comply with any requirement resulting from any mandatory provision of Laws shall constitute a breach of its obligation under this Agreement.

11.1.5.	Any disclosure to be made pursuant to Section 11.1.4 shall only be made by a Party after consultation (if practicable and legally permissible) with the other Party, and (if legally permissible) the other Party shall be informed of the disclosure made and given a copy of it, where made in writing, within 5 Business Days after such disclosure is made.

11.1.6.	The Confidential Information which relates to any of the business, customers, employees, financial, technology or other affairs of the Company may not be disclosed or used for any purpose other than the performance of the obligations under the Agreement, unless the prior written consent of the Company is obtained.

11.1.7.	The Parties are advised and aware that the Seller 3 and the Buyer are an entities which securities are listed on multilateral trading facilities/stock exchanges and as a result the Seller 3 and the Buyer shall disclose publicly the transaction contemplated under this Agreement subject to the regulations and laws applicable to the Seller 3 and the Buyer.

11.1.8.	Unless otherwise required by applicable law, the parties hereto shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement and shall not issue any such press release or make any such public statement prior to such consultation.

12.	OTHER PROVISIONS

12.1.	Governing Law

This Agreement and the relations between the Parties in connection with this Agreement will be governed and the Agreement will be construed in accordance with the Laws of the Republic of Lithuania.

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12.2.	Dispute Resolution

12.2.1.	The Parties will attempt to settle any dispute, controversy or claim arising out or in connection of this Agreement, or the breach, termination or invalidity thereof, through negotiations. If the Parties are unable to reach amicable settlement within 30 days of delivery of a Claim Notice requesting to solve the dispute by one Party to another Party, then any dispute, controversy or claim arising out or in connection of this Agreement, or the breach, termination or invalidity thereof, shall be finally settled by arbitration in the Vilnius Court of Commercial Arbitration in accordance with its Rules of Arbitration. The number of arbitrators shall be 3 (three). The place of arbitration shall be Vilnius, Lithuania. The language of arbitration shall be English.

12.2.2.	The existence and details of arbitration proceedings, all and any rulings and awards issued by the arbitral tribunal, as well as documents submitted by the Parties shall be regarded Confidential Information.

12.2.3.	An arbitral tribunal constituted under this arbitration agreement may consolidate arbitration hereunder with parallel arbitration proceedings initiated under this Agreement if the arbitration proceedings raise common questions of law or fact. If two or more arbitral tribunals issue consolidation orders, the order issued first shall prevail.

12.3.	Assignment

12.3.1.	No Party may assign or transfer all or any part of its rights or obligations under this Agreement without the prior written consent of the other Party.

12.3.2.	This Agreement will be binding on and inure to the benefit of the successors of the Party hereto.

12.4.	Amendments of the Agreement. Waivers

12.4.1.	No amendment of this Agreement (including this Section) will be valid unless executed in writing and signed by the Parties.

12.4.2.	Except as otherwise provided in the Agreement, the failure to exercise or delay in exercising a right or remedy provided by this Agreement or by Laws does not impair or constitute a waiver of the right or remedy or an impairment of or a waiver of other rights or remedies. No single or partial exercise of a right or remedy provided by this Agreement or by Laws prevents further exercise of the right or remedy or the exercise of another right or remedy.

12.4.3.	Except as otherwise provided in the Agreement, no waiver will be effective unless given in writing and signed by the relevant Party or its duly authorised representative.

12.5.	Entire Agreement

This Agreement and each document referred to in it constitute the entire agreement between the Parties and supersede any previous negotiations, understandings and agreements, whether written or oral, between the Parties relating to the subject matter of this Agreement. The Agreement sets out the complete legal relationship of the Parties arising from or in connection with such subject matter.

12.6.	Partial Invalidity

If any provision of this Agreement is held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired. Any provision of this Agreement held invalid or unenforceable only in part or to a certain degree will remain in full force and effect to the extent not held invalid or unenforceable. The Parties will amend this Agreement by replacing such illegal, invalid or unenforceable provisions with legal, valid and enforceable provisions which would produce as nearly as possible the result intended by the Parties. If the Parties fail to amend the Agreement, the provision, which is held invalid, illegal or unenforceable shall be deemed deleted and the remaining provisions of the Agreement shall continue in full force and effect. The Parties will make all their reasonable endeavours to ensure the implementation of all the provisions under the Agreement.

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12.7.	Notices

12.7.1.	All notices and other communication required or permitted under this Agreement (each a “Notice”) must be:

(a)	in writing in the English language;

(b)	addressed to the below address of the Party to which such notice or other communication is sent or to such other address as the said Party may designate by written notice to the other Party;

(c)	delivered by hand, e-mail, registered post or by courier (with a copy by email) using an internationally recognised courier company.

ADDRESSES FOR NOTICES:

SELLER 1	SELLER 2

To: Vytenis Buzas	To: Linas Sargautis
[***], the Republic of Lithuania	[***], the Republic of Lithuania
Email: [***]	Email: [***]

SELLER 3	SELLER 4

To: Abel Avellan	To: Abel Avellan
Midland Intl. Air & Space Port 2901 Enterprise Lane	[***] United States of America
Midland, TX 79706 United States of America	Email: [***]
Email: [***]
BUYER

To: Sondre Melvold Andersen (Vice President Contracts)
Kongsberg Defence & Aerospace AS Kirkegårdsveien 45, 3616 Kongsberg, Norway
Email: [***] (with a copy (which shall not constitute Notice) to: [***])

12.7.2.	A Notice shall be effective upon receipt and shall be deemed to have been received:

(a)	if delivered by hand (in person), registered post or courier – at the time of actual delivery when delivered at the address of the receiving Party to a responsible person before 4:00 pm; a Notice delivered after 4:00 pm it is deemed to have been received at the commencement of business on the next Business Day in the place to which it is sent;

(b)	if delivered by registered post – three Business Days after they are dispatched;

(c)	if delivered by e-mail – in the absence of proof to the contrary, including any indication of malfunction on the sender’s computer or delivery failure, is deemed to have been received on the next Business Day;

(d)	if delivered by hand (in person), registered post or courier – at the time of actual delivery.

12.7.3.	A Party shall immediately (no later than within 3 Business Days) notify the other Party about the change of its address and contact details specified in this Section. In case the Party fails to make such notification, any notice or communication to the last notified address shall be deemed to be properly made.

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12.8.	General

12.8.1.	This Agreement is an instrument which was negotiated and prepared by all of the Parties together and, in interpreting this Agreement, there will be no benefits or disadvantages to any of the Parties due to the fact that any of the Parties had or may have had the responsibility for drafting this Agreement or any part of it.

12.8.2.	Each Party undertakes after the execution of the Agreement not to enter into any other covenants which are incompatible with the rights and obligations of the Parties under the Agreement.

12.8.3.	Each of the Parties agrees to perform (or procure to perform) all such acts and things or to execute and deliver (or procure the execution and delivery of) all such documents, as may be required by Laws or as may be necessary or requested by the other Party for giving full effect to the Agreement and securing to each Party the full benefit of the rights, powers and remedies conferred upon each Party by the Agreement.

12.8.4.	Except where this Agreement or the relevant documents provide otherwise, each Party shall pay its own costs and expenses relating to the negotiation, preparation, execution and performance by it of this Agreement (and of each document referred to in it), including all fees and expenses of its own legal, financial and other advisors); as well as such incurred costs shall not affect the Purchase Price.

12.8.5.	This Agreement is for the sole benefit of the Buyer, the Sellers and their respective successors and assigns (if any) as permitted under the Agreement, and no other person shall be entitled to enforce this Agreement, rely on any Sellers’ and/or Buyer’s Warranties, covenant or agreement contained in the Agreement, receive any rights under the Agreement or be a third party beneficiary to this Agreement. No person who is not a Party to this Agreement shall have any right to enforce any term of this Agreement notwithstanding that any such term may purport to confer or may be construed conferring a benefit on such third party. Parties hereto may rescind and/or amend any of the terms of the Agreement without the consent of any third party.

12.8.6.	This Agreement may be executed in counterparts. Any such counterpart, to the extent delivered by means of a facsimile machine or by .pdf, .tif, .gif, .jpeg, or similar attachment to an electronic mail message, shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. This Agreement may be executed via pdf files with facsimiles of hand signatures or via DocuSign or similar online signing process.

12.9.	Annexes

12.9.1.	The below enumerated Annexes to this Agreement shall form an integral part of the Agreement.

12.9.2.	As at the Signing Date, the Agreement has the following Annexes:

No. of the Annex	Name of the Annex
1.	Details of the Sellers and the Sale Shares
2.	Dvd(s) / cd(s) / usb with the Data Room Documents
3.	Sellers’ Warranties
4.	Form of the resignation letter
5.	New Shareholders’ Agreement
6.	Example of Cash, Debt and Net Working Capital calculation principles
7.	List of Material Contracts
8.	Form of a commitment letter of the Management Option holder
9.	Commitment letter of InMotion dated 2 July 2022
10.	Form of termination of the Former Shareholders’ Agreement
11.	Form of termination of the Management Services Agreement
12.	Form of Release Letter
13.	Form of confirmation of Vytenis Buzas and Linas Sargautis
14.	Form of a written instruction to the manager of securities account
15.	Form of Closing Certificate
16.	Cooperation agreement signed on 2 July 2022
17.	Form of share purchase agreement with respect to the Management Option Shares
18.	Disclosure letter
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SIGNATURE PAGE

IN WITNESS WHEREOF, the Parties or duly authorised representatives of the Parties have executed this Agreement in 6 identical counterparts in the English language each deemed to be of equal legal power. The Buyer and the Sellers shall retain one counterpart each. One counterpart will be given to the Company.

For and on behalf of the Seller 1:	For and on behalf of the Seller 2:

/s/ Vytenis Buzas	/s/ Linas Sargautis
Vytenis Buzas	Linas Sargautis

For and on behalf of the Seller 3:	For and on behalf of the Seller 4:

/s/ Abel Avellan	/s/ Abel Avellan
Abel Avellan	Abel Avellan

For and on behalf of the Buyer:

/s/ Geir Håøy
Geir Håøy

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ANNEX 3

SELLERS’ WARRANTIES

The capitalized terms used in this Annex 1.1 shall bear the same meaning as they are ascribed to in the Agreement.

The Sellers hereby severally warrant to the Buyer that the following Sellers’ Warranties are true, correct and accurate on the Signing Date and shall remain as such on the Closing Date as if made anew unless given as of the specific date.

1.	GROUP COMPANIES’ INCORPORATION AND AUTHORISED (SHARE) CAPITAL. SALE SHARES

1.1.	Each Group Company is properly and lawfully incorporated and lawfully existing in accordance with the laws of the jurisdiction of its incorporation and has been in continuous existence since its incorporation. There are no outstanding court, regulatory or other similar public authority decisions which would restrict or hinder any Group Company to carry out the Business as a going concern as it is carried out on, respectively, the Signing Date and the Closing Date.

1.2.	The Sale Shares, the number of which is indicated in Annex 1, are owned by the Sellers by the right of ownership without any Encumbrances. The Sellers are the only legal and beneficial owners of the Sale Shares. Each Seller is the only lawful owner of the respective Sale Shares as indicated in Annex 1. Each Seller has all legal undisputable and unrestricted rights and authorisations to sell and transfer the respective Sale Shares as indicated in Annex 1 under the provisions and in accordance with the conditions set forth in this Agreement. These Sellers’ Warranties with respect to the InMotion Shares and any new shares to be issued with respect to the contribution of US Company shares into the share capital of the Company in accordance with Section 3.1.1. (c) of the Agreement shall apply only as given on the Closing Date, i.e. after InMotion Option is exercised and the contribution of US Company shares into the share capital of the Company in accordance with Section 3.1.1(d) is performed.

1.3.	There is no agreement or other instrument to create any Encumbrance over the Sale Shares, including the Sellers have not undertaken to dispose of or subject to an Encumbrance the Sale Shares for the benefit of any Person. The Sellers and/or the Company are not a party to any pending court or arbitration proceedings or any agreement which would or could affect the title to, or the Sellers’ right to sell, the Sale Shares and there is no valid legal reason for such dispute to arise. These Sellers’ Warranties with respect to the InMotion Shares and any new shares to be issued with respect contribution of US Company shares into the share capital of the Company in accordance to Section 3.1.1. (c) of the Agreement shall apply only as given on the Closing Date, i.e. after InMotion Option exercised and the contribution of US Company shares into the share capital of the Company in accordance with Section 3.1.1(d) is performed.]

1.4.	The Company is the only lawful owner of shares in the UK Company and, on the Closing date, shall be the only lawful owner of shares in the US Company. Neither the shares in the UK Company and the US Company nor any rights carried thereby are subject to any Encumbrances. The shares in the UK Company and the US Company are duly and legally issued, fully paid up and were acquired in compliance with all applicable legal requirements. No person has any rights or has duly waived their rights to acquire any of the shares issued by the UK Company and/or the US Company or any rights conferred thereby. There are no outstanding disputes with respect to such shares.

1.5.	The Group Companies are not insolvent within the meaning of applicable Laws. The Group Companies have not issued any statement to any third party to the effect that it is failing or will fail to pay its payments when due within the meaning of applicable Laws.

1.6.	None of the Group Company has branches or representative offices.

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1.7.	The Group Companies are not subject to any reorganization (and does not take part in any reorganisation of any third entity), restructuring, spin-off, transformation, bankruptcy, insolvency or liquidation procedure. No bankruptcy, restructuring or insolvency procedures have been initiated or is pending and there is no valid reason for the Sellers to believe that is threatened against the Group Company. No notices have been issued or decisions adopted with the aim to reorganize, restructure, spin-off, transform or liquidate the Group Company.

1.8.	The authorised (share) capital of the Company on the Signing Date amounts to EUR 5,209.27 (five thousand two hundred and nine euros, twenty-seven EUR cents) and is divided into 17,963 (seventeen thousand nine hundred and sixty-three) ordinary registered shares with a par value of EUR 0.29 (twenty-nine EUR cents) each. The authorised (share) capital is duly issued, properly subscribed and fully paid up in accordance with applicable Laws.

1.9.	All shares in each of the Group Companies grant all property and non-property rights that are established to the ordinary registered shares by compliance with the applicable Laws, the articles of association and other internal documents of the respective Group Company. There are no decisions adopted by the shareholders of any of the Group Companies to increase or decrease current authorised (share) capital of the Group Company. Until the Closing Date the share capital should be increased by issuing new Shares in the Company if the InMotion Option and Management Option are exercised and with respect to the contribution of US Company shares into the share capital of the Company in accordance to Section 3.1.1(d).

1.10.	None of the Group Companies has other shares of any class or other equity instruments (including the convertible bonds) issued, decided to be issued, or owned by the Sellers or any person, conditionally or otherwise, except for the InMotion Option and Management Option. There is no outstanding subscription, option, pre-emption or similar rights relating to the shares in any of the Group Companies, and the Group Companies do not have any obligation, whether contractual or determined by the applicable Laws, to issue any new shares, debt or other financial instruments which may be converted into shares, except for the InMotion Option and Management Option and with respect to the contribution of US Company shares into the share capital of the Company in accordance to Section 3.1.1(d).

2.	ACCOUNTS. NO UNDISCLOSED LIABILITIES. ACCOUNTS RECEIVABLE. DIVIDENDS

2.1.	The Accounts have been prepared in accordance with the applicable Laws, Accounting Principles and the books and records of the Group Companies. The Accounts are accurate and give in all material respects a true and fair view of the actual standing, financial position and financial condition of the Group Companies, their assets and results of their operations in the Business as of the date on which the Accounts were made in all material respects.

2.2.	To the Sellers’ Knowledge, the Interim Accounts have been prepared in accordance with the Accounting Principles. To the Sellers’ Knowledge, the Interim Accounts are accurate and give in all material respects a true and fair view of the actual standing, financial position and financial condition of the Group Companies, their assets and results of their operations in the Business as of the date on which the Accounts were made in all material respects it being acknowledged that the Interim Accounts (i) are not subject to the same detailed process of review as annual financial statements; (ii) are interim accounts, where cut-off and closing procedures are not performed to the same standard as for year- end accounts and should not be treated as final for the purpose of allocation of revenue, costs, expenses and other items in the Group Companies.

2.3.	As of the date on which the Accounts were made, the Accounts reflect all liabilities of the Group Companies outstanding on the respective dates according to the Accounting Principles.

2.4.	The Accounts reserve or provide in accordance with the for all deferred Tax calculated and assessed by the Group Companies on the Accounts Date respectively. The Group Companies’ accounts payable have arisen in bona fide arm’s length transactions in the ordinary course of business of the Group Companies.

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2.5.	To the Sellers’ knowledge, the Accounts are not distorted or affected by any items of unusual or non- recurring nature or by any transactions with the Sellers or their Related Persons (other than concluded in the ordinary course of business and on arm’s length terms).

2.6.	At the Accounts Date:

(a)	the Group Companies have not issued any guarantees or sureties and have not provided any other security with respect to the fulfilment of obligations of the Sellers or any other Related Person;

(b)	to the Sellers’ knowledge, had no bad debts, debt, interest-free financial debts to third parties, off-balance sheet liabilities, other obligations, commitments or liabilities, liquidated or non-liquidated, mature or immature, contingent or actual, whether for Taxes or otherwise, arising out of events which occurred prior to such dates and which are not reflected or provided for in the Accounts (or relevant provisions have been made to that effect), and which are required to be reflected under the applicable Laws or the Accounting Principles.

2.7.	The Group Companies have not received any European Union, state or municipal authority subsidies, financial aid or grants. To the Sellers’ knowledge, the Group Companies have no data on any facts or circumstances, which would result in the necessity to return the support received from the European Union state or municipal authority.

2.8.	All accounts receivable by the Group Companies that are reflected in the Accounts have arisen from the bona fide transactions of the respective Group Company and in the ordinary course of business and have been accounted for in a manner consistent with past practice, the applicable Laws and the Accounting Principles.

2.9.	The Group Companies are entitled to a collection of the accounts receivable in accordance with the terms of the respective agreements. If there are any doubts as to the collection of the accounts receivable, provisions have been made in the Accounts for the purpose where so required by the Accounting Principles. All outstanding accounts receivables of the Group Companies constitute valid claims of the respective Group Company, which, to the Sellers’ knowledge, are not disputed by any third parties.

2.10.	The Group Companies do not have any outstanding obligation to pay any dividends for any financial year to the Sellers or any of their Related Persons except for any management fees arising out of the Management Services Agreement that shall be waived/cancelled in accordance with Section 5.2.1(h) of the Agreement. All and any previous dividends or other related payments to the Sellers or any of their Related Persons have been either cancelled by mutual written consent of the parties or disbursed and taxed in accordance with the applicable Laws. The Group Companies have not made any payment of dividends to the Sellers or any other person in contravention of applicable Laws.

3.	ASSETS

3.1.	The Group Companies are lawful owners of the material assets that are reflected in the Accounts, as owned assets, plus any material assets acquired since the Accounts Date, and less any assets, disposed of since the Accounts Date and have title to all such material assets, free from any Encumbrances.

3.2.	The value of the material assets reflected in the Accounts is stated in accordance with the Accounting Principles. The material assets are in the operating condition and repair (subject to normal wear and tear) as is fit given their intended use by the Group Companies.

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4.	CONTRACTS

4.1.	The Material Contracts are in full force, effect, are binding and enforceable in all material respects in accordance with their respective terms and their text accurately reflects the contents of the agreements.

4.2.	The Group Companies have fulfilled or are fulfilling their contractual obligations arising of the Material Contracts properly and in a timely manner in all material respects (including, but not limited to, in terms of quality of: (i) production, (ii) workmanship and (iii) materials from which the products are made). The Group Companies have not received any notice regarding any default (excluding certain customer complaints in the ordinary course of business, which, for avoidance of doubt, do not imply material default, cancellation or termination), cancellation or termination of any Material Contract, and, to the Sellers’ Knowledge, there is no threat of any such notice being given.

4.3.	All material transactions and material contracts and agreements of the Group Companies (including with the Sellers and their Related Persons) have been made on an arm’s length basis, in the ordinary course of business, are valid, binding and enforceable with their respective terms.

4.4.	To the Sellers’ Knowledge, all other material agreements and material contracts and undertakings by which any Group Company is bound are valid, binding and enforceable in all material respects in accordance with their respective terms and do not contravene to applicable Laws. To the Sellers’ Knowledge, the Group Companies have complied in all material respects with their respective obligations under all agreements, contracts and undertakings material for the Business by which they are or have been bound and no event has occurred which constitutes or which may constitute a default under, nor give rise to any cancellation or termination of any such agreement, contract or undertaking or to the payment of any penalty or indemnity whatsoever. None of the Group Companies has sent or received any written correspondence alleging a breach or default under any such material transaction, contract, agreement and commitment (excluding certain customer complaints in the ordinary course of business, which, for avoidance of doubt, do not imply material default, cancellation or termination), and, to the Sellers’ Knowledge there is no threat of any such notice being given.

4.5.	None of the Material Contracts contain any change of control clause or change of ownership provision (or provision with a similar effect) entitling the counterparty to terminate, amend or re-negotiate an agreement, or trigger any default or Encumbrance, as a result of the entry into and consummation of the Agreement.

4.6.	The Group Companies have no obligation to pay any bonuses or make other distributions to the current or former management members or employees of the Group Companies, except for those included in the Accounts or paid accordance with the decision of the Chief Accountant of the Company No NA-P- LTR-185 dated 31 May 2022 or paid in the ordinary course of business to employees other than Key Employees and management and the Management Options. The Group Companies have no obligation to pay any bonuses or make other distributions to the current or former management members or employees of the Group Companies in relation to the transaction contemplated under the Agreement, except for the Management Options.

4.7.	Neither the Sellers, nor any of their Related Persons have any claims or demands of any kind (including contingent) against the Group Companies, and the Group Companies are not indebted or liable in any way towards the Sellers nor any of their Related Persons, except for the claims, demands and/or debts that might occur under the transactions in the ordinary course of business and that are reflected in the Accounts or included into the Permitted Payments.

4.8.	No unusual or onerous contracts or any other transactions not at arm’s length have been entered into by the Group Companies with the Sellers or their Related Persons.

4.9.	The Group Companies have no loans or other financial liabilities to the banks, other financial institutions or other persons except for the ones reflected in the Accounts.

5.	ABSENCE OF CERTAIN CHANGES AND EVENTS

5.1.	Since the Accounts Date and up to the Closing Date, no Material Adverse Change has occurred. To the Sellers’ knowledge, there are no circumstances, attributed to the period from the Accounts Date until the Signing Date and, respectively, the Closing Date, which would cause such Material Adverse Change during 6 (six) months period from the Closing Date.

5.2.	Since the Accounts Date:

(a)	the Business has been conducted in the ordinary course of business with a view to maintaining it as a going concern;

(b)	all agreements and commitments have been entered in the ordinary course of business;

(c)	none of the Group Companies has declared or paid any dividend, or made any other distribution of capital to the Sellers or any other person except for the contribution of US Company shares into the share capital of the Company in accordance to Section 3.1.1(d).

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6.	TAXES

6.1.	The Group Companies have properly filed with the appropriate Tax Authorities all tax returns, reports and forms required to be filed, and such filings contain true, correct and fair information as required by the applicable Laws. The Group Companies are not in arrears with payment of any Taxes due to any Tax Authority. All Taxes incurred by the Group Companies on or before the Closing Date have been duly paid or are fully reflected in the Final Closing Accounts. The Group Companies are not subject to any secondary Tax liability.

6.2.	The Group Companies have not received any written claims or written notices regarding any on-going Tax-related inspections, audits, disputes or litigation and, to the Sellers’ Knowledge, no Tax-related inspections, audits, disputes or litigation may reasonably be expected to occur with respect to the Group Companies. The Group Companies have never participated in any schemes or agreements (as a party or otherwise) with the primary objective of tax evasion.

6.3.	Each Group Company has maintained and retained (a) all records required to be maintained and retained for Tax purposes in respect of any accounting period which remains open for assessment and (b) any other records relevant for any Tax purpose required to be maintained (and still to be retained at the date of this Agreement) under applicable Laws.

7.	COMPLIANCE WITH LAW. DATA PROTECTION

7.1.	The Group Companies have conducted their Business materially in accordance with Laws applicable to their operations and the Business. No Group Company may be held liable for any Loss result from a breach of any data protection laws relating to facts stemming from the date on or before the Closing Date.

7.2.	The Group Companies have not received any written claims or written notices regarding any on-going proceedings or investigations with respect to the Group Companies by any Governmental Entity relating to any material violation (or possible violation) of applicable Laws and, to the Sellers’ Knowledge, no such proceedings or investigations may reasonably be expected to occur with respect to the Group Companies. No injunctions by Governmental Entities have been directed towards the Group Companies, and there are no outstanding orders, decrees, decisions or judgments in respect of the Group Companies or any of their assets.

7.3.	The Group Companies have obtained all material permits required for the conduct of their Business and operations. The Group Companies operate and have operated their Business and operations in compliance with the permits they have obtained. All such material permits are in full force and effect. To the Sellers’ knowledge the Group Companies have not been notified by any Governmental Entities that any Group Companies were in breach of any permits.

7.4.	The Group Companies have not been subject to any sanctions imposed by any governmental authorities with respect to data protection Laws. The Group Companies have not received any written claims from the customers, employees or any other persons related to the processing of their data. To the Sellers’ Knowledge, there has been no material security breaches of any systems, networks or information technology that transmits or maintains information protected under the data protection Laws for or on behalf of the Group Companies or other incidents involving unlawful, or unauthorized access to, or acquisition, destruction, loss, alteration, use or disclosure of, any information protected under the data protection Laws owned, used, processed, maintained, or controlled by or on behalf of the Group Companies. All personal data records of which the Group Company is a data controller are available in insofar as the statutory retention period in accordance with the data protection Laws has not expired. There are no circumstances, measures or settings which would prevent storing of personal data records of which the Group Company is a data controller. There were no personal data breaches as per data protection Laws.

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8.	INTELLECTUAL PROPERTY

8.1.	All Intellectual Property used by the Group Companies is owned by the respective Group Company with full and unrestricted ownership and right of disposition, or the Group Companies use such items lawfully on other grounds and is not subject to any Encumbrances and, to the Seller’s Knowledge, no person is claiming that such Encumbrances exist.

8.2.	No written claims have been made against the Group Companies regarding infringement by any Group Company of any person’s intellectual property rights. To the Sellers’ Knowledge, all Intellectual Property objects are used by the Group Companies in accordance with valid licenses, permits or agreements without infringing the rights of third parties.

8.3.	To the Sellers’ Knowledge, the execution or performance of the Agreement is not reasonably expected to result in loss of any Intellectual Property rights.

8.4.	All written know-how of the Group Companies existing on the Signing Date, including industrial and commercial information and techniques including (without limitation) operational handbooks, operational instructions, drawings, formulae, test results, reports, project reports and testing procedures and training manuals, tables of operating conditions, market forecasts, lists and particulars of customers and suppliers or similar documentation is in the possession of the Group Company. The Sellers or their Related Persons do not have any rights or hold any operational handbooks, operational instructions or similar documentation or data that would limit the ability of the Group Companies to continue to maintain, support, develop, install, adapt or modify such written know-how or have a third party do the same independently from the Sellers or their Related Persons.

9.	EMPLOYMENT

9.1.	All employees of the Group Companies are bound by valid employment contracts with the Group Companies and are employed on conditions compliant with the applicable Laws in all material respects. There is no agreement or arrangement between any Group Company and an employee or former employee with respect to his/her employment, end of their employment relations or setting forth any severance payments that are not specified in his/her employment contract. No employee of the Group Company is entitled (now or in the future) to any additional benefits or other rights other than those required under applicable Laws, remuneration procedures, policies (also taking into account exceptions set forth in Clause 4.6 above); the Group Companies have no outstanding obligations to current or former employees, except for current employment-related payments; the Group Companies have not received any written claims of current or former employees.

9.2.	Employees of the Group Companies are not entitled to any redemption options, options, profit sharing, bonuses or other incentives of the Group Companies, except for the Management Options granted to the Company’s Management and the exceptions set forth in Clause 4.6 above. The Group Companies have neither concluded any collective agreements with employees nor entered into negotiations for the conclusion of such agreements.

9.3.	No Key Employee has given or been given notice of termination of his/her employment, nor is any Key Employee involved in any on-going settlement or termination by mutual agreement, and, to the Sellers’ Knowledge, no Key Employee intends to resign from his/her employment or office as a result of the transactions contemplated by the Agreement.

9.4.	Remuneration of employees of the Group Companies for their employment with the Group Companies is fully and transparently reflected in the Accounts.

9.5.	The completion of the transactions contemplated by the Agreement will not entitle any employee of the Group Companies to success fees, bonuses, share options, shares or any other similar payment, except for the Management Options granted to the Company’s Management and the exceptions set forth in Clause 4.6 above.

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10.	INSURANCE

10.1.	The Group Companies maintain all mandatory insurance coverage against risks to the extent it is necessary for conducting their Business in compliance with the requirements of the applicable Laws.

10.2.	The Group Companies are in compliance with all material terms and conditions of its insurance policies and, to the Sellers’ Knowledge, nothing has been done or omitted to be done which would make any policy or insurance void or voidable.

10.3.	The Group Companies have not received any written claims, under the Group Companies’ insurance policies and, to the Sellers’ Knowledge, no such claims may reasonably be expected to occur.

11.	DISPUTES AND LITIGATION

11.1.	There are no current or, to the Seller’s Knowledge, any threatened or pending suits, civil, administrative, criminal, arbitration or other legal proceedings against the Group Companies or the Business.

11.2.	None of the Group Company is a party to any outstanding court orders or court resolutions or settlements whereby any of its material assets are bound or pursuant to which any Group Company has any outstanding obligations.

12.	DISCLOSURE

12.1.	The Sellers and the Group Companies have disclosed to the Buyer all material information and documents related to the Group Companies and their Business. All documents and information provided as part of the Data Room Documents are true and complete documents and, to the Sellers’ Knowledge, do not omit to state any material fact relevant for the statements therein and are not misleading.

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